Exhibit 10.1

OFFICE LEASE

650 TOWNSEND STREET

SAN FRANCISCO, CALIFORNIA

BIG DOG HOLDINGS LLC,

a Delaware limited liability company,

as Landlord,

and

AIRBNB, INC.,

a Delaware corporation,

as Tenant.

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EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	FORM OF LETTER OF CREDIT
G	JANITORIAL SPECIFICATIONS
H	PRIMARY RESTRICTED PARTIES
I	ROOF DECK AREA AND ROOFTOP AREA
J	TENANT SIGNAGE

(i)	650 TOWNSEND STREET [Airbnb, Inc.]

INDEX OF MAJOR DEFINED TERMS

Page

Abatement Event	66
Actual Cost	40
Advocate Arbitrators	17
Alterations	44
Applicable Laws	76
Availability Exercise Period	10
Availability Negotiation Period	12
Availability Notice	10
Availability Premises	9
Availability Premises Improvement Allowance	12
Availability Premises Lease Commencement Date	13
Availability Premises Rent	11
Availability Premises Rent Commencement Date	13
Bank	67
Bank Credit Threat	68
Bankruptcy Code	69
Base Rent	18
Base Year	19
Bluxome Sign	74
BOMA	6
bona-fide third-party offer	11
Brokers	87
Building	5
Building Common Areas	6
Building Hours	40
building standard	29
Building Structure	43
Building Systems	44
Common Areas	5
Comparable Buildings	16
Comparable Transactions	15
Concessions	15
Contemplated Effective Date	58
Contemplated Transfer Space	57
Cost Pools	27
Cost Saving Capital Expenditures	20
Costs of Reletting	64
Credit Rating Threshold	67
Damage Termination Date	53
Damage Termination Notice	53
Default	8
Default Rate	78
Deposit Period	71
Direct Expenses	19

(ii)	650 TOWNSEND STREET [Airbnb, Inc.]

INDEX OF MAJOR DEFINED TERMS

Page

Eligibility Period	66
Embargoed Person	90
Energy Disclosure Requirements	91
Estimate	28
Estimate Statement	28
Estimated Excess	28
Excess	28
Exercise Notice	10
Existing Tenants	10
Expense Year	19
Extension Exercise Notice	15
Extension Option	15
Fair Rental Value	15
FDIC	70
Force Majeure	84
Governmental Approvals	37
Holidays	40
HVAC	40
Identification Requirements	89
Increases	25
Intention to Transfer Notice	57
Interim Cash Deposit	70
Landlord	1
Landlord Parties	48
Landlord Repair Notice	51
Landlord’s Completion Notice	51
L-C	67
LC Expiration Date	68
LC Replacement Notice	70
Lease	1
Lease Commencement Date	14
Lease Expiration Date	14
Lease Term	14
Lease Year	14
Lines	89
Liquor Licenses	35
List	90
Lobby Sign	74
Mail	84
Management Fee	21
Management Fee Percentage	21
Must-Take Commencement Date	8
Must-Take Delivery Date	8
Must-Take Delivery Period	8

(iii)	650 TOWNSEND STREET [Airbnb, Inc.]

INDEX OF MAJOR DEFINED TERMS

Page

Must-Take Rent Abatement	9
Must-Take Rent Abatement Period	8
Must-Take Space	7
Must-Take Space Term	8
Neutral Arbitrator	17
Nine Month Period	58
Notices	84
Objectionable Name or Logo	75
OFAC	90
Operating Expenses	19
Option Conditions	15
Option Rent	15
Option Term	l5
Original Improvements	49
Outside Agreement Date	16
Outside Delivery Date	14
Outside Restoration Date	53
Permitted Capital Expenditures	20
Permitted Transfer	59
Permitted Transferee	59
Permitted Transferee Assignee	60
Premises	5
Project	5
Project Common Areas	5
Project Sign	74
Proposition 13	26
Receivership	70
Relet Term	64
Renovations	89
Rent Abatement	18
Rent Abatement Period	18
rentable square feet	6
Roof Deck Area	33
Roof Deck Area Improvements	33
Roof Deck Furniture and Fixtures	34
Rooftop Area	72
Rooftop Equipment	72
Second Availability Notice	11
Security Deposit Laws	70
Sign Specifications	74
SNDAA	62
Specialty Alterations	46
Stairwell	37
Stairwell Security System	38

(iv)	650 TOWNSEND STREET [Airbnb, Inc.]

INDEX OF MAJOR DEFINED TERMS

Page

Statement	28
Subject Space	55
Summary	1
Superior Holders	62
Tax Expenses	26
Tenant	1
Tenant Energy Use Disclosure	91
Tenant Parties	48
Tenant Signage	74
Tenant Work Letter	5
Tenant’s Dogs	32
Tenant’s Security System	41
Tenant’s Share	27
Tenant’s Subleasing Costs	57
Townsend Sign	74
Transfer Notice	55
Transfer Premium	57
Transferee	55
Transfers	55
Underlying Documents	21
Unused L-C Proceeds	70
Walk-Away Right	12
West Tower Signage Notice	74

(v)	650 TOWNSEND STREET [Airbnb, Inc.]

650 TOWNSEND STREET

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between BIG DOG HOLDINGS LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	June 9, 2017.

2. Premises (Article 1):

2.1 Building:	That certain six (6) story office building located in the “Project” (as defined in Section 1.1.2), commonly known as Townsend Center, located at 650 Townsend Street and 699 Eighth Street, San Francisco, California, containing approximately 669,966 rentable square feet of space.

2.2 Premises:

Approximately 170,284 rentable square feet of space consisting of (i) approximately 1,168 rentable square feet of space located on the street level of the east tower of the Building and commonly known as Suites 95, (ii) approximately 54,095 rentable square feet of space comprising the entire second (2nd) floor of the east tower of the Building and commonly known as Suites 210 and 225, (ii) approximately 56,201 rentable square feet of space comprising the entire third (3rd) floor of the east tower of the Building and commonly known as Suites 310 and 325, and (iii) approximately 58,820 rentable square feet of space comprising the entire sixth (6th) floor of the east tower of the Building and commonly known as Suite 600, as further set forth in Exhibit A to the Lease.

*** 650 TOWNSEND STREET [Airbnb, Inc.]

2.3 Must-Take Space:	Approximately 116,732 rentable square feet of space consisting of (i) approximately 58,893 rentable square feet of space comprising the entire fourth (4th ) floor of the east tower of the Building and commonly known as Suites 410 and 425, and (ii) approximately 57,839 rentable square feet of space comprising the entire fifth (5th ) floor of the east tower of the Building and commonly known as Suite 500, as further set forth in Exhibit A-1 to the Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Nine (9) years.

3.2 Lease Commencement Date:	March 1, 2018.

3.3 Lease Expiration Date:	February 28, 2027.

4.	Base Rent (Article 3):

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot

Lease Year 1*	$11,068,460.04	$922,371.67	$65.00

Lease Year 2	$11,400,513.84	$950,042.82	$66.95

Lease Year 3	$11,742,529.20	$978,544.10	$68.96

Lease Year 4	$12,094,805.04	$1,007,900.42	$71.03

Lease Year 5	$12,457,649.28	$1,038,137.44	$73.16

Lease Year 6	$12,831,378.72	$1,069,281.56	$75.35

Lease Year 7	$13,216,320.12	$1,101,360.01	$77.61

Lease Year 8	$13,612,809.72	$1,134,400.81	$79.94

Lease Year 9	$14,021,193.96	$1,168,432.83	$82.34

*

Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Lease, as more specifically set forth in, and subject to the terms and conditions of, Section 3.2 of this Lease, below, Tenant shall not be obligated to pay Base Rent with respect to the Premises during the initial three (3) months of the Lease Term.

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5. Base Year (Article 4):	For the Initial Premises: Calendar year 2018; and

For the Must-Take Space: Calendar year 2020.

6. Tenant’s Share (Article 4):	Approximately 25.4168% (i.e., the rentable square footage of the Premises (170,284), divided by the rentable square footage of the Building (669,966). For avoidance of doubt, it is the intent of the parties hereto that this Lease is structured as a so-called “industrial gross” lease.

7. Permitted Use (Article 5):	General office use consistent with a first-class office building, and for any other lawful ancillary uses commonly allowed in “Comparable Buildings,” as defined in Section 2.2.2, provided that Tenant’s use of the Premises shall not conflict with any exclusive use granted by Landlord to another tenant or occupant of the Project prior to such conflicting use by Tenant.

8. Letter of Credit (Article 21):	$4,627,431.25.

9. Parking (Article 28):	Subject to availability.

10. Address of Tenant (Section 29.18):

888 Brannan Street

San Francisco, California 94103

Attention: Director, Global Real Estate,

Procurement & Travel

with a copy to:

888 Brannan Street

San Francisco, California 94103

Attention: Legal Department

With at all times, a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

Attention:    Jonathan M. Kennedy/

    Kathleen K. Bryski

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

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12. Broker(s) (Section 29.24):

Landlord’s Broker:

Cushman & Wakefield of California, Inc.

425 Market Street, Suite 2300

San Francisco, California 94105

Attention: Greg Fogg

and

Tenant’s Broker:

Custom Spaces Commercial Real Estate, Inc.

58 South Park Street

San Francisco, California 94107

Attention: Jenny Haeg

13. Tenant Improvement Allowance (Exhibit B):

For the initial Premises: $17,879,820.00 (i.e., an amount equal to $105.00 per rentable square foot of the Premises); and

For the Must-Take Space: $12,256.86 (i.e., an

amount equal to $105.00 per rentable square foot of the Must-Take Space).

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Tenant shall accept the Premises in its presently existing “as-is” condition (subject to Landlord’s obligation to maintain the “Building Systems” (defined in Article 7 below) serving the Premises) and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, subject to Landlord’s ongoing maintenance and repair obligations, set forth herein.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common

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Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the provisions of Article 7 below and the manner in which the common areas of “Comparable Buildings,” as defined in Section 2.2.2 below, are maintained and operated) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises. Notwithstanding the foregoing, (x) from and after the Must Take Commencement Date (defined in Section 1.3.3 below), while the 650 Townsend Building lobby will remain part of the Building Common Areas for the purposes of Landlord’s maintenance and repair obligations set forth herein, the 650 Townsend Building lobby will not be available for access or use by third parties other than Tenant, Tenant’s employees and/or invitees, as more extensively described in Section 5.7 below; provided, however, the terms of this sub-item (x) shall not restrict the access and use of the primary service elevator for the West Tower (located next to the north entrance and the exit stairs to the Bluxome alley) by Landlord and third parties, and shall not restrict Building ingress or egress during an emergency, and (y) if, pursuant to the provisions of this Lease (including the Tenant Work Letter) Tenant has the right to perform renovations in certain portions of the Project outside of the Premises (for example, the provisions of this Lease regarding Lobby renovations), Tenant’s prior written approval will be required for any non-emergency alterations or additions to such area proposed to be performed by Landlord except to the extent such alterations or additions are required by “Applicable Laws,” as that term is defined in Article 24, below, and Landlord shall not have the right to change the location or configuration of such portions of the Common Areas or to otherwise close such Common Areas (except in the case of emergency or if required by Applicable Laws) without the prior written consent of Tenant, and Tenant will have the right, subject to Landlord’s consent (not to be unreasonably withheld) to control the design of, and subsequent alteration(s) to, such area. Any such closures, alterations or additions will be subject to the terms of Section 19.5.2 below; in the event that alterations or additions to any such areas are required by Applicable Laws as described above, Landlord will promptly notify Tenant, and the parties will cooperate in good faith in order to mutually determine the scope of any such required alterations or additions and the best commercially reasonable procedure for carrying out such alterations or additions in a manner which minimizes disturbance to Tenant’s use of the applicable areas.

1.2 Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” in the Premises and the Building, as the case may be, shall be calculated pursuant to Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 (“BOMA”), as modified for the Building by Landlord’s architect. Landlord and Tenant hereby stipulate and agree that (i) the rentable area of the Building is as set forth in Section 2.1 of the Summary, and (ii) the rentable area of the Premises is as set forth in Section 2.2 of the Summary. In no event shall the rentable square feet of the Premises be subject to remeasurement or change, except in connection with the change in the physical dimensions of the Premises, and, in such event, any such remeasurement shall be carried out in accordance with BOMA. In the event Tenant

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elects to increase the physical dimensions of the Premises after the date of this Lease, and such increase is approved by Landlord, then within thirty (30) days after the date such increase is agreed upon by Landlord and Tenant, Landlord’s space planner/architect shall measure the rentable and usable square feet of the additional space in the Premises in accordance with BOMA and the results thereof shall be presented to Tenant in writing. Tenant’s space planner/architect may review Landlord’s space planner/architect’s determination of the number of rentable square feet and usable square feet of the Premises and Tenant may, within thirty (30) days after Tenant’s receipt of Landlord’s space planner/architect’s written determination, object to such determination by written notice to Landlord. Tenant’s failure to deliver written notice of such objection within said thirty (30) day period shall be deemed to constitute Tenant’s acceptance of Landlord’s space planner/architect’s determination. If Tenant objects to such determination, then Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt in good faith to agree upon the rentable and usable square footage of the additional space in the Premises. If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the rentable and useable square footage of the additional space in the Premises within thirty (30) days after Tenant’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to measure the additional space in the Premises under the BOMA standard. Such third party independent measurement professional’s determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (1⁄2) of the fees and expenses of the independent third party space measurement professional. In no event shall the total rentable square feet of the Premises be less than the number set forth in this Lease. In the event that pursuant to the procedure described in this Section 1.2 above, it is determined that the square footage amounts shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the “Rent,” as that term is defined in Section 4.1 of this Lease, and the Tenant Improvement Allowance) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

1.3 Must-Take Space. The Premises shall be expanded to include the rentable square footage of the “Must-Take Space,” as that term is defined in Section 1.3.1, below, as set forth in this Section 1.3 and this Lease.

1.3.1 Description of the Must-Take Space. The “Must-Take Space,” as used in this Lease, shall consist of that certain space set forth in Section 2.3 of the Summary and Exhibit A-1 attached hereto.

1.3.2 Delivery of the Must-Take Space. As of the date of this Lease, the Must-Take Space is occupied by the tenants described below, whose scheduled date of lease expiration is as described below:

Location	Tenant	Rentable Square Feet	Scheduled Expiration Date
4th Floor East Tower	Practice Fusion	41,063	February 29, 2020.
4th Floor East Tower	Common Sense	17,830	February 29, 2020.
5th Floor East Tower	iRhythm	57,839	February 29, 2020.

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Promptly following the vacation of the Must-Take Space by the tenant thereof, Landlord shall deliver to Tenant the Must-Take Space to Tenant and Tenant shall accept delivery of the Must-Take Space from Landlord, by March 1, 2020 (the “Must-Take Delivery Period”). If Landlord proposes to deliver the Must-Take Space to Tenant prior to March 1, 2020 (due to the unexpected vacancy of such space by the existing occupant thereof, or otherwise), Tenant shall have the option, but not the obligation, to accept such early delivery of the Must-Take Space. Upon Tenant’s request delivered from time to time, Landlord shall inform Tenant of the estimated date of delivery of the Must-Take Space. The Must-Take Space will be delivered to Tenant in the “Delivery Condition,” as that term is defined in Section 1.1 of the Tenant Work Letter. Notwithstanding the foregoing, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Must-Take Space to Tenant on any particular delivery date designated by Landlord or designated in this Lease, or during the Must-Take Delivery Period, if such delay is caused by the holding over of an existing tenant of the Must-Take Space, so long as Landlord, at its expense, is promptly and diligently taking all actions reasonably necessary to cause such existing tenant to vacate such portion of the Must-Take Space, including any required legal proceeding, to secure possession of the Must-Take Space prior to the last day of the Must-Take Delivery Period, if possible, or if not possible by such date, as soon thereafter as possible. The date upon which Landlord delivers the Must-Take Space to Tenant in the condition required by this Lease shall be known as the “Must-Take Delivery Date” for such floor.

1.3.3 Rent and Term. From and after the Must-Take Delivery Date, the Must-Take Space shall become part of the Premises for all purposes hereunder, and, except as otherwise provided in this Section 1.3, shall be subject to every term and condition of this Lease and accordingly, the base rent for the Must-Take Space shall be at the same rate per rentable square foot, and shall thereafter be escalated in the same manner, as the then current “Base Rent,” as that term is defined in Article 3 of this Lease, for the initial Premises, as such Base Rent is adjusted and escalated pursuant to the terms of this Lease. Furthermore, for purposes of calculating Tenant’s obligations under Article 4 of this Lease, (i) Tenant’s Share of “Direct Expenses,” as that term is defined in Article 4 of this Lease, applicable to the Must-Take Space shall be equal to 17.4236% (i.e., the rentable square footage of the Must-Take Space (116,732) divided by the rentable square footage of the Building (669,996)), and (ii) the Base Year for the Must-Take Space shall be the calendar year 2020; provided, however, that if the Must-Take Delivery Date occurs from or after October 1, 2020, the Base Year for the Must-Take Space shall be the calendar year 2021. The lease term for the Must-Take Space shall commence, and Tenant shall commence payment of the Base Rent and the Additional Rent for the Must-Take Space, upon the date that occurs one hundred eighty (180) days after the Must-Take Delivery Date (the “Must-Take Commencement Date”), and the Lease Term for the Must-Take Space shall expire upon the Lease Expiration Date (the “Must-Take Space Term”). Notwithstanding the immediately preceding sentence, provided that Tenant is not then in default of this Lease beyond any applicable notice and cure period expressly set forth in this Lease (hereinafter, “Default”), then during the initial six (6) full calendar months of the Must-Take Space Term (the “Must-Take Rent Abatement Period”), Tenant shall not be

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obligated to pay any Base Rent otherwise attributable to the Must-Take Space during such Must-Take Rent Abatement Period (the “Must-Take Rent Abatement”). Landlord and Tenant acknowledge that, provided the entire Must-Take Rent Abatement Period occurs during Lease Year 3, the aggregate amount of the Must-Take Rent Abatement equals $4,024,919.34 (i.e., an amount equal to $670,819.89 per month, which amount shall be adjusted for any month during the Must-Take Rent Abatement Period that does not occur during Lease Year 3). If at any time during the Must-Take Rent Abatement Period, Tenant would otherwise be entitled to an abatement of rent payable under this Lease (e.g., pursuant to the provisions of Article 13, below, or Section 19.5.2 below, then the Must-Take Rent Abatement Period shall be deemed suspended during the period during which Tenant is otherwise entitled to an abatement of rent payable under this Lease and shall be reinstated following the expiration of such other period of rent abatement) subject to the aggregate amount of Must-Take Rent Abatement in the immediately preceding sentence). Tenant acknowledges and agrees that the foregoing Must-Take Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in Default under this Lease at any time prior to the expiration of the Must-Take Rent Abatement Period, and shall fail to cure such Default within the notice and cure period, if any, permitted for cure pursuant to the terms and conditions of this Lease, or if this Lease is terminated prior to the expiration of the Must-Take Rent Abatement Period for any reason other than as described in Article 11, below, or Article 13, below or Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Must-Take Rent Abatement as of the date of such Default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable for the Must-Take Space at the end of the Lease Term, and Tenant shall immediately be obligated to begin paying Base Rent for the Must-Take Space in full.

1.3.4 Improvement of Must-Take Space. Once Landlord has delivered the Must-Take Space to Tenant, Tenant may construct Tenant Improvements in the Must-Take Space pursuant to the terms of the Tenant Work Letter, attached hereto as Exhibit B. Subject to the terms and conditions of this Lease, including, without limitation, the Tenant Work Letter, Tenant shall accept the Must-Take Space in its then existing “as is” condition.

1.3.5 Other Terms. Except as specifically set forth in this Lease (for example, with respect to the Base Year, as described in Section 1.3.3 above), all other terms of this Lease shall apply to the Must-Take Space as though the Must-Take Space was originally part of the Premises. Promptly following the Must-Take Space Delivery Date as set forth herein, Landlord and Tenant shall execute an amendment to this Lease adding the Must-Take Space to the Premises upon such terms and conditions within ten (10) business days of delivery of a factually correct amendment to Tenant by Landlord.

1.4 Recurring Right of Availability. Landlord hereby grants to the Original Tenant and its Permitted Transferee Assignees a recurring right of availability with respect to any space in the Building containing at least 20,000 contiguous rentable square feet (any such space individually, and collectively, the “Availability Premises”); in connection therewith, Landlord agrees that with respect to any potential Availability Premises containing 20,000 or more rentable square feet, Landlord will not reconfigure or re-demise such space so as to contain less than 20,000 rentable square feet in an effort to avoid triggering Tenant’s right of availability as set forth herein. Notwithstanding the foregoing, such right of availability of Tenant as to any Availability Premises

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shall commence only following (i) the expiration or earlier termination of the existing leases (including renewals and extensions, whether pursuant to rights currently existing or hereafter granted) of such Availability Premises, with respect to any space in the Building that is leased to a tenant as of the date of this Lease, and (ii) the expiration or earlier termination of the first lease entered into by Landlord after the date of this Lease with respect to any space in the Building that is not leased as of the date of this Lease (all such tenants under existing or subsequent leases of the Availability Premises (or any portion thereof), collectively, the “Existing Tenants”). In addition, if Tenant, following its receipt of an “Availability Notice,” as that term is defined in Section 1.4.1 of this Lease, below, fails to timely exercise its right to lease all or any portion of the Availability Premises, then subject to the terms of this Section 1.4, Landlord shall have a right to enter into an interim lease (an “Interim Lease”) with a third party with respect to such space (i.e., the space set forth in the Availability Notice), in which case Tenant’s right of availability set forth in this Section 1.4 shall continue to be in effect but will be subordinate to all rights of the tenant under the Interim Lease with respect to such space (so long as such rights are materially consistent with the rights set forth in the Availability Notice) and such tenant shall be deemed an Existing Tenant only with respect to the exercise of such rights set forth in the Interim Lease. Tenant’s right of availability shall be on the terms and conditions set forth in this Section 1.4.

1.4.1 Procedure for Offer. Landlord shall notify Tenant (an “Availability Notice”) from time to time when the Availability Premises or any portion thereof becomes available or is expected to become available for lease to third parties, provided that no Existing Tenant wishes to lease such space. Except in the case of an unexpected availability of Availability Space due to a default by a Project tenant of its lease for such Availability Space, Landlord shall not deliver an Availability Notice to Tenant less than four (4) months, or more than eighteen (18) months, prior to the anticipated date of availability of the applicable Availability Space. Pursuant to such Availability Notice, Landlord shall offer to lease to Tenant the applicable Availability Premises. An Availability Notice shall describe the space so offered to Tenant and shall set forth the “Availability Premises Rent,” as that term is defined in Section 1.4.3, below, the anticipated delivery date, and the other economic terms upon which Landlord is willing to lease such space to Tenant including the applicable date on which Landlord anticipates delivering such Availability Space to Tenant for the purposes of allowing Tenant to construct improvements therein. The rentable square footage of the space so offered to Tenant (calculated in accordance with BOMA) shall be as set forth in the Availability Notice.

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of availability with respect to the space described in an Availability Notice, then within fifteen (15) business days following delivery of such Availability Notice to Tenant (the “Availability Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of availability with respect to the entire space described in such Availability Notice on the terms contained therein, and upon the other fundamental economic terms and conditions, including, but not limited to, if applicable, rental concessions and improvement allowances, set forth in Sections 1.4.3. 1.4.5 and 1.4.6 below and for a term that is coterminous with the Term (an “Exercise Notice”). If Tenant does not so notify Landlord within the Availability Exercise Period of Tenant’s exercise of its right of availability, then subject to the terms of Section 1.4.4, below, Landlord shall be free to lease the space described in such Availability Notice to anyone to whom Landlord desires on any terms Landlord desires, subject to the Go-Back Right described in Section 1.4.4 below. Notwithstanding anything to the contrary contained herein, Tenant must elect

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to exercise its right of availability, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not timely exercise its right of availability with respect to any space described in an Availability Notice or if Tenant fails to respond to an Availability Notice within fifteen (15) business days of delivery thereof, then subject to the terms of this Section 1.4, including Section 1.4.4., Tenant’s right of availability as set forth in this Section 1.4 shall terminate as to all of the space described in such Availability Notice until the space again becomes available (i.e., until such time as Landlord enters into an Interim Lease and such Interim Lease expires or is terminated early). The rights in this Section 1.4 shall be continuous throughout the Term and any extension thereof.

1.4.3 Availability Premises Rent. Subject to the terms of this Section 1.4, to the extent Tenant exercises its right of availability with respect to any portion of the Availability Premises during the first (1st) year after the Lease Commencement Date, the annual Rent payable by Tenant for such Availability Premises (the “Availability Premises Rent”) shall be calculated as of the “Availability Premises Rent Commencement Date” (as that term is defined below) as follows: (i) the base rent component of the Availability Premises Rent on an annual, per rentable square foot basis shall be equal to the Base Rent applicable to the initial Premises, on an annual, per rentable square foot basis under this Lease as of the Availability Premises Rent Commencement Date, including all applicable escalations to the Base Rent made and to be made during the Lease Term; (ii) for purposes of calculating Tenant’s obligations under Article 4 of this Lease, Tenant’s Share shall be increased by an amount equal to the rentable square footage of such Availability Premises leased by Tenant pursuant to this Section 1.4 divided by the total rentable square footage of the Building, and (iii) the Base Year shall be the calendar year in which the Availability Premises Rent Commencement Date occurs (if it occurs before October 1st) or the following calendar year (if it occurs on or after October 1st). To the extent Tenant exercises its right of availability with respect to any portion of the Availability Premises any time after the first (1st) anniversary of the Lease Commencement Date, Tenant’s Share shall be increased as set forth above and the Availability Premises Rent shall be equal to the “Fair Rental Value” (as that term is defined in Section 2.2.2), as such Fair Rental Value is determined pursuant to Section 2.2.3, for the Availability Premises.

1.4.4 Go-Back Right. If Tenant fails to timely exercise its right of availability with respect to any portion of the Availability Premises, and Landlord thereafter makes a “bona-fide third-party offer” ( defined below) with respect to all or a portion of the Availability Premises, then Landlord shall deliver a second Availability Notice to Tenant with respect to the portion of the Availability Premises that is the subject of such bona fide third party offer (the “Second Availability Notice”) prior to entering into a lease of such portion of the Availability Premises with a third party. For purposes of this Section 1.4, a “bona-fide third-party offer” shall mean:

(i)

Landlord receives a request for proposal from a non-affiliated, qualified third party, and Landlord responds to the request for proposal with a lease proposal on terms and conditions acceptable to Landlord.

(ii)	Landlord receives a written offer to lease from a non-affiliated, qualified third party and Landlord responds to the offer with a written counter offer on terms and conditions acceptable to Landlord.

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Notwithstanding anything to the contrary herein, Landlord may not lease any of the Availability Premises without providing an Availability Notice to Tenant.

1.4.4.1 Procedure for Acceptance of Second Availability Notice. If Tenant wishes to exercise Tenant’s right of availability with respect to the Availability Premises described in the Second Availability Notice, then within five (5) business days following Landlord’s delivery of the second Availability Notice to Tenant, Tenant shall deliver an Exercise Notice to Landlord with respect to all of the Availability Premises described in the Second Availability Notice, with the Availability Premises Rent equal to the rent, and the other fundamental material economic terms and conditions contained in such Second Availability Notice. If Tenant does not so notify Landlord within such five (5) business day period of Tenant’s exercise of its right of availability, then Landlord shall be free to negotiate and enter into a lease for the Availability Premises with anyone to whom Landlord desires on any terms Landlord desires.

1.4.4.2 Walk-Away Right; Arbitration Right In Lieu Thereof. If Tenant timely exercises Tenant’s right of availability to lease the Availability Premises (or any portion thereof) in accordance with Section 1.4.2 above, then Landlord and Tenant shall use good faith commercially reasonable efforts to agree upon the Fair Rental Value for such Availability Premises within ten (10) business days after delivery of Tenant’s Exercise Notice to Landlord (the “Availability Negotiation Period”). If the parties have not agreed on the Fair Rental Value upon the expiration of Availability Negotiation Period, then either party shall have the right to cease discussions by written notice to the other party (a “Walk-Away Right”), in which case Tenant shall be deemed to have failed to timely deliver an Exercise Notice, and, subject to the terms of this Section 1.4.4, Landlord shall be free to negotiate and enter into a lease for the Availability Premises with anyone whom Landlord desires on any terms Landlord desires. Notwithstanding the foregoing or anything to the contrary set forth elsewhere in this Lease, Tenant shall have the right upon written notice to Landlord within two (2) business days after the expiration of the ten (10) business day period, and regardless of whether Landlord has exercised the Walk-Away Right, to have the Fair Rental Value for the Availability Premises determined pursuant to the arbitration procedures set forth in Section 2.2.3 below, in which case Tenant shall be deemed to have irrevocably exercised its right of availability and both parties shall be deemed to have waived their respective Walk-Away Rights, even if previously exercised.

1.4.5 Construction In Availability Premises. If Tenant timely exercises Tenant’s right to lease any Availability Premises as set forth herein, then, Landlord shall deliver the Availability Premises to Tenant in its then “as is” condition (unless an alternate condition of delivery is specified in an applicable Second Availability Notice). The construction of improvements in the Availability Premises by Tenant shall comply with the terms of Article 8 of this Lease; provided, however, Landlord shall provide to Tenant an improvement allowance (an “Availability Premises Improvement Allowance”) equal to (A) if Tenant exercises its right of availability with respect to any portion of the Availability Premises during the first (1st) year after the Lease Commencement Date, then the product of (i) an amount equal to $105.00 per rentable square foot of space contained in the Availability Premises, and (ii) a percentage, which may be

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expressed as a fraction, which fraction shall have as its numerator the number of monthly Base Rent payments to be paid by Tenant to Landlord with respect to the Availability Premises during the initial Lease Term (without regard to any “abatement period” which may be offered to Tenant with respect to any Availability Premises), and which fraction shall have one hundred eight (108) as its denominator, and (B) if Tenant exercises its right of availability with respect to any portion of the Availability Premises after the first (1st) year after the Lease Commencement Date, an improvement allowance determined as part of the determination of Fair Rental Value. The Availability Premises Improvement Allowance shall be distributed by Landlord in a manner consistent with the distribution of the Tenant Improvement Allowance with respect to the Initial Premises.

1.4.6 Amendment to Lease. If Tenant timely exercises Tenant’s right lo lease any Availability Premises as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment to this Lease adding such Availability Premises to this Lease upon the same terms and conditions as the Initial Premises, except as otherwise set forth in this Section 1.4 or the Availability Notice, and provided that the terms of the Tenant Work Letter shall not apply with respect to the Availability Premises (except as otherwise provided in Section 1.4.5, above); provided, however, an otherwise valid exercise of Tenant’s right of availability shall be of full force and effect irrespective of whether such amendment is ever signed by Landlord and Tenant. Except to the extent inconsistent with the determination of Availability Premises Rent, all provisions of this Lease which vary based upon the rentable and usable square footage of the Premises shall be adjusted to reflect the addition of such Availability Premises to the Premises. The rentable square footage of such Availability Premises shall be as set forth in the Availability Notice. Tenant shall commence payment of Availability Premises Rent and Tenant’s Share of Direct Expenses as to such space lo Landlord upon that date (the “Availability Premises Rent Commencement Date”) which is one hundred twenty (120) days after the date Landlord delivers the Availability Premises to Tenant (the “Availability Premises Lease Commencement Date”), subject to adjustment for Landlord Delay and Force Majeure Delay, as said terms are defined in the Tenant Work Letter (as if the applicable Availability Premises were the Premises, provided that the remainder of the terms of the Tenant Work Letter shall not be applicable to the construction of improvements in the Availability Premises). In all cases, the lease term of the Availability Premises (the “Availability Term”) shall expire on the Lease Expiration Date, subject to extension of this Lease; provided, however, Tenant shall not have the right to exercise its right of availability if the Availability Premises Rent Commencement Date is anticipated to occur during the last three (3) years of the Lease Term; provided further, however, that if the Availability Premises Rent Commencement Date is anticipated to occur during the last three (3) years of the Lease Term, Tenant may either (i) if the Availability Premises is less than a full floor ( or, on the concourse level, 50,000 rentable square feet), exercise its right of availability with respect to such Availability Premises for a term that expires five (5) years following the applicable Availability Premises Rent Commencement Date (i.e.; beyond the scheduled date of expiration for the remainder of the Premises), or (ii) regardless of the size of the Availability Premises, exercise its right of availability if Tenant concurrently exercises its right to extend the Lease Term pursuant to Section 2.2 of this Lease, which Landlord agrees that Tenant shall have the right to do notwithstanding the otherwise applicable dates for such exercise set forth in Section 2.2.1, below, provided such right has not expired and remains in full force and effect (in which event the Rent for the entire Premises, including the Availability Premises, during the “Option Term” as that term is defined in Section 2.2.1, below, shall be the “Fair Rental Value,” as that term is defined in

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Section 2.2.2, below, for the entire Premises). This Lease shall commence as to the Availability Premises (and references to Premises shall include the applicable Availability Premises) on the Availability Premises Lease Commencement Date.

1.4.7 Termination of Right of Availability. The rights contained in this Section 1.4 shall be personal to Original Tenant and any Permitted Transferee Assignee, and may only be exercised by Original Tenant or its Permitted Transferee Assignee (and not by any other assignee, sublessee or Transferee of Tenant’s interest in this Lease) if the Lease then remains in full force and effect and if Original Tenant or its Permitted Transferee Assignee has not then subleased more than fifty percent (50%) of the Premises pursuant to subleases in effect as of the proposed Availability Premises Lease Commencement Date. Tenant shall not have the right to lease the Availability Premises, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right of availability by Tenant, Tenant is in Default if as of the scheduled date of delivery of such Availability Premises, Tenant is in Default, or Tenant has previously been in Default, more than twice during the immediately preceding twelve (12) month period.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. If Landlord is unable to deliver possession of the Premises to Tenant as a result of an existing tenant holding over in all or any portion of the Premises, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, so long as Landlord, at its expense, is promptly and diligently taking all actions reasonably necessary to cause such existing tenant to vacate such portion of the Premises, including any required legal proceeding, to secure possession of the Premises prior to “Outside Delivery Date,” as defined below, if possible, or if not possible by such date, as soon thereafter as possible. Notwithstanding the foregoing, if and to the extent that Landlord fails to deliver possession of the Premises to Tenant on or before September 1, 2017 (the “Outside Delivery Date”) for any reason, then the date set forth in Section 3.2 of the Summary (i.e., March 1, 2018) shall be delayed on a day-for-day basis for each day beyond the Outside Delivery Date that Landlord fails to so deliver the Premises to Tenant. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof. Tenant’s failure to execute and return such notice to Landlord (or to deliver to Landlord in good faith, corrective comments with respect to such notice) within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

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2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants to the Original Tenant, and any Permitted Transferee Assignee, two (2) options (each, an “Extension Option”) to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord (the “Extension Exercise Notice”) not earlier than eighteen (18) months, and not later than fifteen (15) months, prior to the Lease Expiration Date (or expiration of the first Option Term, as applicable), provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in Default under this Lease; (ii) as of the end of the Lease Term, Tenant is not in Default under this Lease; (iii) Tenant has not previously been in Default under this Lease more than once in the immediately preceding eighteen (18) month period; and (iv) this Lease then remains in full force and effect and Tenant has not sublet (other than to a “Permitted Transferee,” as that term is defined in Section 14.8, below) more than fifty percent (50%) of the Premises at the time the Extension Option is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the Extension Option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of an Extension Option, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years from the Lease Expiration Date (or expiration of the first Option Term, as applicable) for the initial Premises. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Transferee Assignee and may be exercised by Original Tenant or a Permitted Transferee Assignee only (and not by any other assignee, sublessee or Transferee of Tenant’s interest in this Lease).

2.2.2 Option Rent. The annual Rent payable by Tenant during an Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year’’ or “expense stop” applicable thereto; in connection therewith, the Base Year applicable during the Option Term shall be the calendar year in which such Option Term commences, unless such Option Term commences in the last calendar quarter of a calendar year (i.e., between October lst and December 31st) in which event the Base Year will be the next-succeeding calendar year, and such Base Year shall be factored into the determination of the Option Rent), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space and must contain at least 100,000 rentable square feet, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration all then-relevant factors, including the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements

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and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term or whatever any then-existing financial security be appropriately adjusted (increased or reduced, as the case may be). Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building (Landlord and Tenant hereby agree that Comparable Transactions in the Building shall be given the most weight in determining Fair Rental Value), and those other office buildings which are comparable to the Building and located in the Financial District and South of Market areas of San Francisco, California. With respect to Comparable Transactions that are not located in the Building, the Fair Rental Value shall be adjusted, if necessary, to take into consideration the size, location, quality of construction (including major renovations), views, and services and amenities of the Comparable Buildings as they the relate to the Building.

2.2.3 Determination of Fair Rental Value. In the event Tenant timely and appropriately exercises an Extension Option, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the date that occurs six (6) months prior to the Lease Expiration Date (or expiration of the first Option Term, as applicable). If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement on or before the date that occurs four (4) months before the commencement of the applicable Option Term, of if Tenant exercises its right in Section 1.4.4.2 to have the Fair Rental Value of any Availability Premises determined by arbitration (as applicable, the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within five (5) business days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3. 7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Option Rent.

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2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of commercial office properties in the Financial District and South of Market areas of San Francisco, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent (or Fair Rental Value of the Availability Space, as applicable) is the closest to the actual Option Rent (or Fair Rental Value of the Availability Space, as applicable), taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent (or Fair Rental Value of the Availability Space, as applicable), and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Francisco County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

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2.2.3.8 In the event that the Option Rent (or Fair Rental Value of the Availability Space, as applicable) shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term ( or the Availability Premises Rent Commencement Date for any Availability Space, as applicable), Tenant shall be required to pay the Option Rent (or Fair Rental Value of the Availability Space, as applicable) initially provided by Landlord to Tenant, and upon the final determination of the Option Rent (or Fair Rental Value of the Availability Space, as applicable), the payments made by Tenant shall be reconciled with the actual amounts of Option Rent (or Fair Rental Value of the Availability Space, as applicable) due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1 Base Rent. From and after the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America or by Automated Clearing House (but only for so long as Landlord has agreed to accept payments by Automated Clearing House), base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as expressly set forth in this Lease. The Base Rent for the initial Premises for the first full month of the Lease Term which occurs after the expiration of the Rent Abatement Period (defined in Section 3.2 below) shall be paid at the time of Tenant’s execution of this Lease except as expressly set forth herein. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that Tenant is not then in Default of this Lease, then during the period commencing on the first (1st) day of the initial full calendar month of the Lease Term and ending on the last day of the third (3rd) full calendar month of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $2,767,115.01. If at any time during the Rent Abatement Period, Tenant would otherwise be entitled to an abatement of rent payable under this Lease ( e.g., pursuant to the provisions of Article 13, below, or Section 19.5.2, below), then the Rent Abatement Period shall be deemed suspended during the period during which Tenant is otherwise entitled to an abatement of rent payable under this Lease and shall be reinstated following the expiration of such other period of rent abatement (subject to the aggregate amount of the Rent Abatement in the immediately preceding sentence). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as

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additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in Default under this Lease, and shall fail to cure such Default within the notice and cure period. if any, permitted for cure pursuant to terms and conditions of this Lease, or if this Lease is terminated for any reason other than as described in Article 11, below, Article 13, below, or Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such Default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, following the expiration of the Base Year, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.3 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent and of Landlord to reconcile and reimburse Tenant for overpayments of Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the

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cost of supplying all utilities (but excluding the cost of electricity consumed in the Premises, and in all other leasable space in the Building and Project, as Tenant is separately paying for the cost of electricity pursuant to Section 6.1 of this Lease), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space (provided, however, that if and to the extent that the personnel in such management office perform management responsibilities for other properties in addition to the Property, then the rental value of such management office shall be equitably allocated between the Property and such other properties); (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, and maintenance of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other capital costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith (“Cost Saving Capital Expenditures”), or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with conservation programs first enacted or imposed upon the Project after the Lease Commencement Date, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation, except for capital improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date (the costs described in clauses (A), (B), (C) and (D) being referred to collectively as “Permitted Capital Expenditures”; provided, however, that any Permitted Capital Expenditure shall be amortized (including interest on the amortized cost) over the useful life of the capital item in question, as reasonably determined by Landlord, in a manner consistent with

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the practices of landlords of Comparable Buildings and otherwise in accordance with sound real estate management and accounting principles; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(i) costs, including legal fees, space planners’ fees, advertising and promotional expenses ( except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(ii) cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is compensated through proceeds or insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease;

(iii) the cost and expense of repairs that are covered by warranties;

(iv) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment, and any other costs which would be properly capitalized pursuant to sound real estate management and accounting principles, other than Permitted Capital Expenditures;

(v) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (provided that Landlord shall use commercially reasonable efforts to obtain such reimbursement), and electric power costs for which any tenant directly contracts with the local public service company;

(vi) charitable and political contributions or reserves of any kind;

(vii) fees payable by Landlord for management of the Property (a “Management Fee”) in excess of the greater of (i) the management fee generally charged at the Comparable Buildings, and (ii) three percent (3%) (as applicable, the “Management Fee

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Percentage”) of Landlord’s gross revenues from the Property, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Property with all tenants paying full rent, as contrasted with free rent half-rent and the like, including base rent, pass-throughs, and parking fees from the Project for any calendar year or portion thereof (provided that, that for the purpose of the calculation of the Management Fee Percentage, “gross revenues” shall not include (A) percentage rent received from retail tenants, or (B) any lump sum or accelerated termination payment received by Landlord from Tenant unless such termination payment is, for the purposes of calculating gross revenues, spread proportionately over the number of years which the terminated lease have continued); provided, however, if the Management Fee Percentage is less than three percent (3%) during the Base Year, then during any Expense Year following the Base Year where the Management Fee Percentage is higher than in the Base Year, the Management Fee for the Base Year as it relates to such subsequent Expense Year shall be recalculated based on a Management Fee Percentage equal to the lesser of (a) the Management Fee Percent in such subsequent Expense Year, and (b) three percent (3%); or

(viii) Landlord’s and Landlord’s managing agent’s general corporate or partnership overhead and general administrative expenses, and all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” as distinguished from the costs of Building operations, management, maintenance or repair, including, but not limited to, costs of entity accounting and legal matters, costs of any disputes with any ground lessor or mortgagee, costs of acquiring, selling syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in all or any part of the Project and/or Common Areas;

(ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space, including the cost of alterations or improvements to the Premises or to the premises of any other tenant or occupant of the Project and any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the improvement or alteration work described herein;

(x) costs of all items and services for which Tenant reimburses Landlord or pays to third parties or which Landlord provides selectively to one or more tenants or occupants of the Building (other than Tenant) (inclusive of the costs of operation of any kitchen, fitness facility or other similar facility located in the Project and available for use by one or more occupants of the Project but not Tenant [i.e., as of the date of this Lease, any kitchen or fitness center essentially operated for use by employees of Zynga Inc. and/or the cost of any shuttle service provided to employees of Zynga Inc., as long as Tenant’s employees do not use such shuttle service]);

(xi) costs incurred due to violation by Landlord or its managing agent or any tenant of the terms and conditions of any lease;

(xii) payments to subsidiaries or affiliates of Landlord, for management (but not including the Management Fee) or other services in or to the Project, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

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(xiii) any compensation and benefits paid to personnel working in or managing a food service or health club or other commercial concession (excluding the parking facility) operated by Landlord or Landlord’s managing agent;

(xiv) marketing, advertising and promotional costs and cost of signs in or on the Building identifying the owner of the Building or other tenants’ signs;

(xv) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Project or any part thereof or Common Areas or any part thereof;

(xvi) acquisition or insurance costs for sculptures, paintings, or other art;

(xvii) any bad debt loss, rent loss. or reserves for bad debts or rent loss;

(xviii) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee ( except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(xix) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(xx) amount paid as ground rental for the Project by the Landlord;

(xxi) except for a Project management fee, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(xxii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(xxiii) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be

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excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xxiv) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(xxv) the cost of janitorial services provided to leasable space in the Building and Project;

(xxvi) the cost of electricity provided to leasable space in the Building and Project;

(xxvii) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(xxviii)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(xxix) costs arising from property damage or loss or injuries to persons resulting from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(xxx) any increase in insurance premiums to the extent that such increase is caused or attributable to the use, occupancy or act of another tenant;

(xxxi) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(xxxii) any increased costs incurred by Landlord in connection with any other party’s hosting of events in the Atrium;

(xxxiii) any earthquake insurance deductibles in excess of an amount (the “Annual Limit”) equal to One Dollar ($ 1.00) per rentable square foot of the Project (provided,

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however, that, notwithstanding anything else herein to the contrary, if, for any occurrence, the earthquake insurance deductible exceeds the Annual Limit, then, after such deductible is included (up to the Annual Limit) in Operating Expenses for the applicable Expense Year, such excess may be included (up to the Annual Limit) in Operating Expenses for the immediately succeeding Expense Year, and any portion of such excess that is not so included in Operating Expenses for such immediately succeeding Expense Year may be included (up to the Annual Limit) in Operating Expenses for the next succeeding Expense Year, and so on with respect to each subsequent Expense Year; and

(xxxiv) costs associated with the following current Operating Expense line items as of the date of this Lease: (a) Cleaning – Janitorial Tenant Specific; (b) Utilities – Multi-Suite Tenant Submeter; and (c) Grounds – Shuttle Service (but only if Tenant and its employees are not actually using the shuttle service).

If Landlord does not carry earthquake insurance for the Building during the entire Base Year but subsequently obtains earthquake insurance for the Building during the Lease Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Operating Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent Expense Year. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, or if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a portion of the Building that is temporarily under construction, then Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant or portion of the Building. If the Project is not at least one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses which vary with variations in Building occupancy levels (inclusive of the Management Fee) for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to Permitted Capital Expenditures (“Increases”). However, to the extent that any particular Increase continues beyond the Base Year, Operating Expenses will not include such Increase in such subsequent year(s) if it has not been included in Operating Expenses for the Base Year. For purposes of calculating Tenant’s Share of Direct Expenses, in no event shall Operating Expenses be less than the Operating Expenses in the Base Year, and in no event shall Tax Expenses be less than the Tax Expenses in the Base Year.

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4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of the Comparable Buildings) and shall be included as Tax Expenses in the year in which the installment is actually paid.

4.2.5.3 Subject to the terms of Section 4.2.5.4, below, tax refunds (other than in connection with a Proposition 8) shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by

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applicable governmental or municipal authorities, subject to the terms of the last sentence of Section 4.2.5 .1, above, Tenant shall pay Landlord within thirty (30) days following demand accompanied by reasonably detailed back-up documentation Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease (as well as any similar items payable by other Building tenants pursuant to similar provisions contained in their leases), and (iv) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due. If the property tax assessment for the Project (or any portion thereof) (or Tax Expenses) for the Base Year or any Expense Year does not reflect an assessment (or Tax Expenses) for a one hundred percent (100%) leased, completed and occupied project (such that existing or future leasing, tenant improvements and/or occupancy may result in an increased assessment and/or increased Tax Expenses), Tax Expenses shall be adjusted, on a basis consistent with sound real estate accounting principles, to reflect an assessment for (and Tax Expenses for) a one hundred percent (100%) leased, completed and occupied project.

4.2.5.4 Notwithstanding anything to the contrary set forth in this Lease, if and only if Landlord obtains a reduction in Tax Expenses for the Base Year pursuant to a so-called “Proposition 8” challenge, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, in such event the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that in such event (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute a Default by Tenant. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion, but on a reasonably consistent

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basis from year to year. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable (inclusive of a reasonable description of any Permitted Capital Expenditures which are included in Operating Expenses and, if applicable, the calculations made by Landlord to adjust Direct Expenses pursuant to the final paragraph of Section 4.2.4 and the final sentence of Section 4.2.5.3), and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent which is due within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the

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extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due at least thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2) . Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the Tenant Improvements in the Premises (which for purposes of this Section 4.5.2, shall not include any of “Tenant’s Lobby Work,” as that term is defined in the Tenant Work Letter), whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above, provided that the above “building standard” charges payable by Tenant as set forth herein shall only be due to the extent Landlord similarly charges all other office occupants (inclusive of tenants under leases and other occupants) of the Building for overstandard tenant improvements (to the extent such overstandard improvements are similarly the subject of a tax assessment). For purposes of this Section 4.5.2, Landlord and Tenant hereby agree that the valuation of Landlord’s “building standard” tenant improvements shall be equal to One Hundred forty-eight and 90/100 Dollars ($148.90) per rentable square foot.

4.5:3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

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4.6 Landlord’s Books and Records. Notwithstanding anything to the contrary contained in this Lease, if, within one hundred eighty (180) days after receipt of a Statement by Tenant (or with respect to the Base Year only, within one hundred eighty (180) days after receipt of a Statement for the Expense Year immediately following the Base Year), Tenant is not then in Default, then Tenant shall have the right to cause Landlord’s general ledger of accounts with respect to such Statement only to be audited by a nationally recognized firm of certified public accountants reasonably approved by Landlord, at no cost or expense to Landlord, which has prior experience in the review of financial statements and which shall not be retained by Tenant on a contingency fee basis; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for any Expense Year during the Lease Term. Any audit conducted by or on behalf of Tenant shall be completed in a diligent manner and timely manner (but in any event within two (2) months after Landlord makes Landlord’s books and records available to Tenant for review) and shall be performed at Landlord’s office during Landlord’s normal business hours and in a manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation to make photocopies of any of Landlord’s ledgers, invoices or other items but Tenant may, at Tenant’s cost make such copies as and to the extent Tenant in good faith believes that to do so will facilitate Tenant’s efficient review of Landlord’s books and records. Tenant agrees to keep, and to cause Tenant’s accountant and its employees to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Tenant’s financial and legal representatives and Landlord, unless compelled to do so by a court of law, and Tenant and its accountant and their employees shall sign a confidentiality agreement reflecting such confidentiality. Tenant’s audit shall be limited to an on-site review of Landlord’s general ledger of accounts and supporting documentation. If after such audit, Landlord and Tenant dispute the results of such audit, at Tenant’s request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall, at Tenant’s cost, conduct an audit of the relevant Direct Expenses. The amounts payable under this Section 4.6 by Landlord to Tenant or by Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit. If such audit discloses an overstatement of Direct Expenses in excess of five percent (5%) for such Expense Year, Landlord shall receive any such overcharge and additionally reimburse Tenant for the reasonable cost of both audits; otherwise the cost of such audits shall be borne by Tenant. Tenant agrees that this Section 4.6 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

4. 7 Limitation. Notwithstanding the foregoing provisions of this Article 4, Tenant shall not be responsible for Tenant’s Share of any Operating Expenses attributable to any year which are first billed to Tenant more than two (2) calendar years after the date of expiration of such year, except that Tenant shall be responsible for Tenant’s Share of any Operating Expenses for any year if the same are first levied by any governmental authority or by any public utility company following the date that is two (2) calendar years following the expiration of such year.

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ARTICLES

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. Landlord shall not enact any Rules and Regulations intended to discriminate against Tenant vis-à-vis the other tenants of the Building.

5.3 Bicycle Parking. The Building includes a bicycle parking area (with the ability for owners to secure their bicycles) on the first (1st) floor of the Building. Tenant shall have the right to use such bicycle parking area. Tenant’s use of such bicycle parking area shall be for the parking of bicycles only, and shall be in common with the other tenants and occupants of the Building on a first-come, first-served basis. No over-night parking or storage of bicycles shall be permitted. The bicycle parking provided to Tenant pursuant to this Section 5.3 is provided to Tenant solely for use by Tenant’s own personnel and such use may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, which will not be unreasonably withheld in connection with any sublease or assignment carried out in accordance with the provisions of this Lease. The cost of the operation, maintenance and repair of such bicycle parking area shall be included in the Operating Expenses. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of such bicycle parking area. Additionally, Tenant’s employees will also have the right to bring their bicycles into the Premises (using the Building’s freight elevator if so required by Landlord).

5.4 Tenant’s Dogs.

5.4.1 In General. Subject to the provisions of this Section 5.4, and the Rules and Regulations, Tenant shall be permitted to bring non-aggressive, fully domesticated, and fully-vaccinated dogs into the Premises at any given time (which dogs are owned as pets by Tenant or an officer or employee of Tenant) (“Tenant’s Dogs”). Tenant’s Dogs shall be permitted in the Premises and at the Project, provided and on condition that:

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(a)

Tenant’s Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Project (including the Premises) or cause excessively loud noise outside of the Premises whether through barking, growling or otherwise;

(b)	Tenant’s Dogs shall not be left unattended in the Premises;

(c)	while outside the Premises (i.e., in any Common Areas of the Project), Tenant’s Dogs shall be kept on leashes at all times;

(d)

Tenant’s Dogs must have all required vaccinations and such vaccinations shall be kept current at all times. Upon Landlord’s reasonable request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for Tenant’s Dogs;

(e)

Tenant shall be responsible for any additional cleaning, repair and replacement costs and all other costs which may arise from Tenant’s Dogs’ presence in the Project in excess of the costs that would have been incurred had Tenant’s Dogs not been allowed in or around the Project;

(f)

Tenant shall be liable for, and hereby agrees to indemnify and hold Landlord harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, subtenant, occupant, licensee, invitee or an employee of any of Landlord) of, or the presence of, Tenant’s Dogs in or about the Premises, the Building or the Project. In the event that any Tenant’s Dog bites or otherwise injures any person or any other Tenant’s Dog, Tenant must immediately cause the employee whose dog caused the injury to remove its Tenant’s Dog from the Project and in no event thereafter shall the Tenant’s Dog which caused the injury ever be brought to or kept at the Premises or Project;

(g)

Tenant shall immediately remove any dog waste including, without limitation, excrement from the Premises, the Building and the Project. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of Tenant’s Dogs’ presence, Landlord shall give Tenant written notice thereof, and if the matters giving rise to such increased costs are not remedied within thirty (30) days after such notice to Tenant, Tenant shall reimburse Landlord for such costs as Additional Rent within thirty (30) days after receipt of Landlord’s invoice therefor and reasonable evidence of such costs;

(h)

Tenant’s Dogs shall be appropriately treated to prevent fleas, ticks and other parasites. If Tenant has reason to believe that one or more of Tenant’s Dogs is infested with fleas, ticks or other parasites, such Tenant’s Dog(s) shall not be brought into the Premises until it is no longer infested with fleas, ticks or other parasites;

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(i)

Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord harmless from and against any and all costs to remedy any and all damages caused to the Building, the Project or any portion thereof or to the premises or subpremises or property of any occupant or visitor to the Building or the Project by a Tenant’s Dog; and

(j)

Tenant shall comply with all Applicable Laws associated with or governing the presence of a Tenant’s Dog within the Premises and/or the Building and such presence shall not violate the certificate of occupancy.

5.4.2 Costs and Expenses. Tenant shall pay to Landlord, within thirty (30) days after demand, all reasonable costs actually incurred by Landlord in connection with Tenant’s Dog presence in the Building, Premises or Project, including, but not limited to, insurance, janitorial, waste disposal, landscaping, signage, repair, administrative, and legal costs and expenses. In the event of Landlord receives any verbal or written complaints from any other tenant or occupant of the Project related to the presence of the Tenant’s Dogs in the Premises, the Building or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises heating, air conditioning and ventilation system, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense. Landlord agrees that (i) Landlord will include within any third party lease with any other project occupant pursuant to which such occupant is permitted to have dogs within its Premises, a provision substantially similar to this Section 5.4.2 and (ii) Operating Expenses will not include costs incurred by Landlord with respect to the presence in the Project of any dogs.

5.4.3 Indemnity. The indemnification provisions of Article 10 of this Lease shall apply to any claims relating to any of Tenant’s Dogs.

5.5 Roof Deck Area. Subject to the terms and conditions of this Lease, and provided Original Tenant or a Permitted Transferee Assignee leases at least 170,284 rentable square feet in the Building and occupies at least two (2) full floors, Tenant may install a roof top deck located on the roof of the Building (the “Roof Deck Area”), as further set forth on Exhibit I, attached hereto, subject to receipt of all applicable governmental approvals and compliance with all Applicable Laws. The Roof Deck Area shall be for the exclusive use of Tenant and Tenant’s employees and invitees. Clean-up and removal of refuse from the Roof Deck Area shall be the responsibility of Tenant at Tenant’s sole cost. Tenant shall pay to Landlord rent (as Additional Rent) for such Roof Deck Area in an amount equal to the total amount Landlord would had received if Landlord had rented, at Landlord’s standard rate then applicable to Project tenants generally ( described in Article 28), the number of parking spaces taken by the Roof Deck Area. Prior to constructing the Roof Deck Area (collectively, the “Roof Deck Area Improvements”), Tenant shall deliver to Landlord, for Landlord’s prior approval, which shall not be unreasonably withheld (provided that it shall be deemed reasonable for Landlord to withhold its consent to the extent the Roof Deck Area Improvements do not comply with all Applicable Laws, or they

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adversely affect the Building Structure or the Building Systems or require the relocation of any Building Systems or any portion thereof, or they may materially interfere with the ability of other tenants of the Building to have access to or use their respective premises), detailed plans and specifications therefor, and Tenant shall only install such Roof Deck Area Improvements (and make any subsequent modifications thereto) as are approved by Landlord in accordance with such plans and specifications therefor approved by Landlord. In addition, at Landlord’s option, Landlord may submit Tenant’s Roof Deck Area Improvements plans and specifications to a structural engineer selected by Landlord, for its review, at Tenant’s sole cost and expense; provided that such structural engineer will charge commercially reasonable rates for its services. All of the Roof Deck Area Improvements shall be installed by Tenant, at its expense (unless Tenant elects to apply a portion of the Tenant Improvement Allowance to such costs), subject to and in compliance with the provisions of Article 8 below and shall be considered an Alteration (as defined below), or as a Tenant Improvement pursuant to the terms of the Tenant Work Letter. From and after the commencement of Tenant’s construction of any Roof Deck Area Improvements, Tenant shall, at Tenant’s own expense, pursuant to the terms of Article 7 of this Lease, keep the Roof Deck Area, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. Tenant’s insurance policies required to be carried by Tenant pursuant to Article 10 of this Lease shall cover Tenant’s use of the Roof Deck Area and the waiver and indemnification obligations of Tenant set forth in Section 10.1 of this Lease shall apply to the Roof Deck Area as though the Roof Deck Area was part of the Premises. In the event that the insurance carried by Tenant in accordance with the terms of Section 10.3.1 of this Lease would not cover a particular event, activity or other use of the Roof Deck Area by Tenant, Tenant, at Tenant’s sole cost and expense, shall procure additional reasonable liability insurance as reasonably required to cover such event, activity or use to the levels required with respect to the Premises by such Section 10.3.1. For purposes of Section 8.5 of this Lease, the Roof Deck Area and the Roof Deck Area Improvements shall be deemed Specialty Alterations. Landlord may, at any time following Tenant’s installation of such Roof Deck Area and the Roof Deck Area Improvements, if Landlord has a reasonable belief that the Roof Deck Area Improvements may be defective or the integrity of the roof may be compromised by the existence of the Roof Deck Improvements or Tenant’s use of the Roof Deck Area, at Tenant’s sole cost and expense, upon written notice to Tenant, hire a licensed roofing contractor or a roof leak detection company to inspect the roof area in and around the Roof Deck Area and the Roof Deck Area Improvements and to certify that the same is free from all leaks. If leaks are detected, after notice to Tenant and a reasonable opportunity to cure, Landlord shall have the right to repair such leaks at Tenant’s sole but reasonable cost and expense.

5.5.1 Roof Deck Furniture and Fixtures. Any furniture, fixtures and equipment in the Roof Deck Area (including, without limitation, tables, chairs, umbrellas, and heaters) (collectively, the “Roof Deck Furniture and Fixtures”), shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, provided that (i) Landlord may require, as a condition of its approval, that certain of the Roof Deck Furniture and Fixtures shall be reasonably secured to the Roof Deck Area in order to prevent the same from being blown off the Roof Deck Area, (ii) such Roof Deck Furniture and Fixtures shall not exceed a fifty pounds (50 lb.) per square foot live load, and (iii) Tenant shall remove the Roof Deck Furniture and Fixtures at the expiration or earlier termination of this Lease, and shall repair any damage to the Building caused by the installation or removal of such Roof Deck Furniture and Fixtures.

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5.5.2 Roof Deck Events. Landlord acknowledges and agrees that Tenant may, from time to time, use the Roof Deck Area to host events (for clients, employees and/or visitors) provided such Roof Deck Area events do not unreasonably interfere with the occupancy of the Project by Landlord or other Project tenants or materially impair the operation of Project. Tenant shall be responsible for any necessary preparation of the Roof Deck Area for such event, and any janitorial services and/or utilities required as a consequence of any such events.

5.6 Liquor Laws and Liquor Liability Insurance. Subject to all Applicable Laws and Landlord’s reasonable rules and regulations, Tenant may serve alcohol within the Premises (inclusive of the Roof Deck Area). Tenant shall, at its sole cost and expense, provide and maintain all licenses and/or permits required by applicable governmental authorities (collectively, the “Liquor Licenses”) and shall at all times comply with Applicable Law related to the serving of alcoholic beverages within the Premises in the manner served by Tenant. At all times during the Lease Term during which Tenant offers for consumption alcoholic beverages of any kind, Tenant, at its expense, shall maintain a social host liquor liability insurance policy or endorsement covering liability related to the consumption of alcoholic beverages within the Premises.

5.7 Lobbies.

5.7.1 Generally. From and after the Lease Commencement Date, Tenant shall have exclusive access to the Building through the Bluxome Street entrance. Subject to the terms of Section 1.1.3(x), above, from and after the date that Landlord delivers the Must-Take Space to Tenant, Tenant shall have exclusive use of the 650 Townsend lobby and Landlord shall ensure that current and future occupants of the West tower access their space from the Building’s Eighth Street entrance (excluding certain Landlord executives that may access the West Tower through the 650 Townsend lobby). From and after the date Landlord delivers the Must-Take Space to Tenant, Tenant shall be responsible for all costs associated with the operation of the 650 Townsend lobby; provided that such costs shall be included in Operating Expenses as a separate Cost Pool and the parties will cooperate in good faith to arrive at a mutually acceptable methodology for calculating such Cost Pool, which will include the protection provided by the Base Year as well as a gross up of such costs during the Base Year. As part of Tenant’s Lobby Work, at Tenant’s option, Tenant will have the right, subject to Landlord’s approval of the plans therefor, to construct a barrier or barriers between the 650 Townsend lobby/atrium (including each of the balcony levels) and the West Tower area of the Building, which barrier(s) may be engineered to provide additional enhancements to ensure visual and/or acoustical privacy for the 650 Townsend lobby and atrium area with respect to the West Tower area, provided that such barrier(s) will not obstruct the transmission of natural light to the West Tower area by more than the amount necessary to provide a reasonable level of privacy (for example, but not by way of limitation, portions of such barrier(s) above a certain height on each floor shall remain unobstructed so as to allow natural light to be transmitted through such barrier(s)) while at the same time on the lower portions providing visual privacy). Landlord will not unreasonably withhold, condition or delay its consent to the design and construction of such a barrier or barriers (for such purposes the lack of the ability of West Tower occupants to clearly view activities in the 650 Townsend lobby/atrium (although no portion of any such barrier(s) will fully block all light, and, therefore, shadows or movement in the 650 Townsend lobby/atrium may be visible) will not be deemed basis for withholding consent provided that such barrier(s) continue to provide natural light to the West Tower area from the 650 Townsend lobby/atrium). Such work may also include the disabling of the escalators serving the

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second floor of the West Tower area from the atrium area and/or the atrium elevators providing access from the West Tower upper floors lo the 650 Townsend atrium/lobby area, except to the extent that the use of such escalators or elevators is necessitated by emergency or required by Applicable Law.

5.7.2 Events. From and after the Lease Commencement Date, Tenant shall have the right, from time to time, to use the 650 Townsend lobby/atrium for the purposes of hosting private events and/or events for employees, clients and/or visitors (“Tenant Events”), at no additional charge to Tenant, provided, however, that Tenant will be responsible for any necessary preparation of the lobby for such event, and any janitorial services and/or utilities required as a consequence of any such events. Subject to the terms of Section 1.1.3(x), above, from and after the Must-Take Commencement Date, the right to use the lobby/atrium area for purposes described in this Section 5.7.2 will be exclusive to Tenant. Tenant Events shall be scheduled by Tenant with Landlord and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, provided that Landlord may reasonably withhold its approval if Landlord determines in good faith that the length or timing of Tenant Events (taking into account Tenant Events held during Building Hours as compared to Tenant Events being held after Building Hours) is likely to interfere with Landlord’s or other tenants use and enjoyment of their premises. Regularly scheduled Tenant Events only need to be approved once (provided such schedule is provided to Landlord as part of Tenant’s request for Landlord’s approval) by Landlord. Landlord may request the private use of the 650 Townsend lobby/atrium from time-to-time, which use shall be subject to Tenant’s approval in Tenant’s sole discretion.

5.8 Sustainable Building Operations. In addition, provided that all other Building occupants are similarly required to do so, Tenant shall comply with all current or future Leadership in Energy and Environmental Design (“LEED”) purchasing and sustainability guidelines as put out by the U.S. Green Building Council for which the property holds or is attempting to hold a LEED Gold designation; provided, however, that in no event will Tenant be required to pay any capital expenditure (whether as part of Operating Expenses or on a “direct” basis) in connection with Landlord’s attempt to achieve any particular LEED or similar designation, unless such capital expense is a Cost Saving Capital Expenditure.

5.9 Kitchen. Subject to Landlord’s prior written approval of plans therefore, Tenant shall have the right to use a portion of the Premises for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, one or more kitchens/cooking facilities (a “Cafeteria”) (including a gas line of adequate capacity with gas lines stubbed to the Premises at Tenant’s sole cost) for Tenant’s employees and guests only (in no event shall such kitchen/cooking facility be open to or serve the general public), on and subject to the following terms-and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for any such Cafeteria (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant’s installation of any Alterations in the Premises in connection with such Cafeteria; (ii) in the event such use requires any alterations to the Base Building (specifically including, without limitation, in connection with the enlargement of any existing or installation of any new

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shafts to allow for the installation of commercial hoods or any venting or other air-removal/circulation system), Tenant shall be solely responsible for all costs incurred in connection therewith (subject to the application of the Tenant Improvement Allowance); (iii) the installation and operation of such Cafeteria shall not materially adversely affect the operation of the existing kitchen/cooking facilities in the Project as of the date of this Lease, (iv) Landlord may reasonably withhold its consent with respect to any conduits, ducting or similar items that exit the Premises based on safety, noise, vibration or smell concerns, and the routing of any such conduits, ducting or similar items that exit the Premises shall be subject to Landlord’s approval. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Section 5.9, and Tenant shall install all kitchen ventilation and exhaust equipment reasonably required by Landlord in order to prevent the emission of odors from the Premises, including, without limitation, installation of grease hood ventilation equipment including a fine pre-filter and activated charcoal filter or their equivalent and/or an electrostatic precipitator for grease ventilation if necessary in Landlord’s reasonable determination. The Cafeteria and related facilities therein shall be maintained and operated by Tenant, at Tenant’s expense: (a) in first-class order, condition and repair; (b) consistent with the character of the Building; and (c) in compliance with all Applicable Laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of this Lease. Tenant shall have the sole responsibility, at its expense, for providing all janitorial service (including wet and dry trash removal) for and cleaning of the Cafeteria (and the facilities therein), as well as all exhaust vents therefor, and shall pay for all cleaning costs incurred by Landlord in cleaning any affected portions of the Building or Project resulting from Tenant’s operation of the Cafeteria, or in connection with any trash pick-up increases at the Building due to Tenant’s operation of the Cafeteria. In addition, Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Building resulting from Tenant’s operation of the Cafeteria, within thirty (30) days of receiving an invoice therefor. All such cleaning and janitorial service shall be performed by such personnel and vendors who shall (A) be reasonably approved by Landlord, (B) not create labor disharmony at the Building (and at Landlord’s request, all third party vendors providing such services shall be union labor if janitorial services provided by Landlord for the Building are provided under union labor agreements), (C) not unreasonably interfere with the janitorial services provided by Landlord for the Building, and (D) abide by Landlord’s reasonable rules, regulations and procedures in connection therewith. For purposes of Section 8.5 of this Lease, the Cafeteria and related facilities shall be deemed Specialty Alterations and Landlord shall have the right, by written notice to Tenant delivered at least ninety (90) days prior to the end of the Lease Term, or given within ninety (90) days following any earlier termination of this Lease, to require Tenant, at Tenant’s expense, to remove the Cafeteria and related facilities and to repair any damage to the Premises and Building and return the affected portion of the Premises to the shell condition.

5.10 Tenant’s Use of Internal Base Building Stairwell. Subject to Applicable Laws and Tenant’s receipt of all necessary governmental or quasi-governmental approvals (collectively, “Governmental Approvals”), Tenant shall have the non-exclusive right during the Lease Term to use the internal and external base building stairwells and fire escapes between the floors of the Premises (the “Stairwell”) solely for purposes of ingress and egress from and between different floors of the Premises. Subject to Landlord’s approval (which shall not be unreasonably withheld) and receipt by Tenant of applicable Governmental Approvals, Tenant, at its sole cost and expense,

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shall procure, install, and maintain a separate security access system, which may be an extension of Tenant’s Security System (defined in Section 6.1.7 below) (the “Stairwell Security System”) on the interior of the Stairwell which will not limit or impede Stairwell access and its primary function for the life safety of all building occupants in accordance with Applicable Laws to Landlord, Tenant, and other tenants and/or occupants, in the event of an emergency. The Stairwell Security System shall be installed prior to the use by Tenant of the Stairwell. Tenant shall keep and maintain the Stairwell Security System in good working order, condition and repair throughout the Lease Term. In its use of the Stairwell and in connection with the installation, maintenance and operation of the Stairwell Security System, Tenant shall comply with all Applicable Laws and the Rules and Regulations for the Building. Except as expressly set forth herein, Tenant shall have no right to alter or change the Stairwell in any manner whatsoever. Tenant acknowledges and agrees that Tenant’s use of the Stairwell and the installation, operation and maintenance of the Stairwell Security System shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Section 6.6 (provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors). Furthermore, as a material inducement to Landlord to grant the rights set forth in this Section 6.6, Tenant hereby agrees to defend, indemnify and hold Landlord harmless, from and against any and all damages, losses, claims, liability, costs or expenses (including reasonable attorneys’ and other professional fees), actions or causes of action, or judgments arising in any manner from Tenant’s use of the Stairwell and/or the installation, operation and maintenance of the Stairwell Security System (provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to Applicable Law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors), but nothing in this paragraph shall relieve Landlord from its obligations under this Lease regarding the operation and maintenance of the Building and Common Areas (including stairwells).

5.11 Fitness Center. Subject to Landlord’s prior written approval of plans therefore, Tenant shall have the right to use a portion of the Premises of the Building for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a fitness center and associated dressing rooms and showers for Tenant’s employees and guests only (in no event shall such fitness center be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such fitness center use (including, without limitation, any necessary approvals from the applicable health and/or fire departments), copies of which shall be delivered to Landlord prior to Tenant’s installation of any Alterations in the Premises in connection with such fitness center use; (ii) in the event such use requires any alterations or improvements to the Building structure and/or the Building Systems, Tenant shall be solely responsible for all costs incurred in connection therewith (subject to the application of the Tenant Improvement Allowance); (iii) Tenant shall take all necessary actions and shall conduct its operations in the fitness center areas of the Premises so as to insure that no liquid seeps from the Premises to the space of any other tenant or to any other portion of the Building, including, without limitation, through the floor of the Premises; (iv) Tenant shall not permit any emission or emanation of noise, odors or vibrations from the

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fitness center areas of the Premises; (v) in connection with Tenant’s fitness center use of the Premises, Tenant shall maintain high standards of sanitation and shall maintain the Premises at all times in a clean and sanitary manner in compliance with all applicable health and sanitation Requirements and with any reasonable health and safety guidelines promulgated by Landlord; and (vi) in no event shall such fitness center include the installation or operation of a swimming pool, sauna or whirlpool facilities. In addition, Landlord may require the installation of emergency drainage and water sensors in connection with the installation of any shower facilities in the fitness center, at Tenant’s sole cost and expense. The fitness center shall be maintained and operated by Tenant, at Tenant’s expense: (1) in first-class order, condition and repair; (2) consistent with the character of the Project; and (3) in compliance with all Applicable Laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of this Lease. Tenant shall also have the sole responsibility, at its expense, for providing all janitorial service for and cleaning of the fitness center. In addition, Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Building resulting from Tenant’s operation of the fitness center, within thirty (30) days of receiving an invoice therefor. Tenant shall notify all fitness center users that Landlord is not responsible for, nor affiliated with, the operation of the fitness center. Landlord shall have no responsibility with respect to the quality, care or services provided by the fitness center, or for any acts or omissions of Tenant or any fitness center users in connection with the operation of the fitness center. If Tenant’s use of the fitness center interferes with the rights of other tenants or occupants of the Building, or injures or annoys them, or is otherwise causing a nuisance to other tenants or occupants of the Building, then Tenant shall reasonably cooperate with Landlord to effectuate such changes in the equipment and/or operation of the fitness center as to resolve such interference, injury, annoyance or nuisance, and Landlord shall have the right to require Tenant to cease operating such fitness center until such interference, injury, annoyance or nuisance is resolved. For purposes of Section 8.5 of this Lease, the fitness center shall be deemed an Specialty Alterations and Landlord shall have the right, by written notice delivered to Tenant at least ninety (90) days prior to the end of the Lease Term, or given within ninety (90) days following any earlier termination of this Lease, to require Tenant, at Tenant’s expense, to remove the fitness center and to repair any damage to the Premises and Building and return the affected portion of the Premises to the shell condition.

5.12 Private Alley. In connection with Tenant’s ability to perform Tenant’s Lobby Work as described in the Tenant Work Letter, provided Tenant obtains all required approvals, including any approvals required pursuant to Applicable Laws or any party with an interest in such private alley, Tenant may improve (and control) the portion of the private alley bordering the Building over which Landlord has an access easement, for the purposes of separating vehicular traffic and pedestrian traffic to allow safe and efficient foot traffic along such alley as well as making aesthetic improvements. In connection therewith, Tenant may also perform alterations which upgrade the design of the exterior of the portion of the Building facing such alley so as to make it more visually appealing. The work constructed by Tenant in the alley and on the exterior of the Building shall be subject to Landlord’s reasonable approval and, will be deemed Specialty Alterations. Landlord will reasonably cooperate with Tenant and with the owner of the building on the opposite side of the alley to arrive at mutually acceptable designs for the upgrade/modification of the alley area. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary private and/or governmental approvals and permits for such alley and exterior Building work. In the event Tenant does not receive the

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necessary private and/or governmental approvals and permits for such work, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Martin Luther King Day, President’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays which are generally observed by landlords of the Comparable Buildings (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of five (5) watts per usable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of three-fourths (3⁄4) of a watt per usable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24. To the extent not already sub-metered, Landlord shall be responsible for installing, and making operational, one (1) submeter per floor of the Premises to measure the amount of electricity used by Tenant in the Premises. Where more than one meter measures the electrical consumption or demand of Tenant in the Building, the service rendered through each meter shall be aggregated, computed and billed as if one meter measured all of Tenant’s electrical consumption and demand for the Premises. Bills for such submetered electricity shall be rendered at such time or times as Landlord may elect, but not more than once a month, and shall be payable by Tenant as Additional Rent (and not as an Operating Expense) within thirty (30) days of rendition thereof. The bill for such submetered electricity shall be equal to one hundred percent (100%) of the actual cost (the “Actual Cost”) at which Landlord from time to time purchases such KW and KWHR of electricity utilized in the Premises for the same period from the utility company calculated as set below. Such Actual Cost shall be determined on a per KW and per KWHR basis by dividing the amount billed by the utility company for the KWs and KWHRs consumed in the Building during each respective billing period by the total number each of KWs and KWHRs consumed by the Building for such billing period as appearing on the utility company invoice, with no mark-up for profit or administrative charges. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

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6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas, as well as water to the Base Building restrooms located on the floors comprising the Premises, and, provided that Tenant installs the necessary plumbing connections therefore, from the Building’s water riser serving such floors to any kitchenette or kitchen installed by Tenant in the Premises, provided that Landlord will have the right to separately meter and charge Tenant directly for any such water provided to a kitchenette or kitchen. As used in this Lease, the term “kitchenette” shall mean a service kitchen with a sink, dishwasher and refrigerator, but not a stove, oven or other cooking appliance (excluding microwaves, toasters and other moveable countertop appliances).

6.1.4 Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with the Comparable Buildings and initially pursuant to the specifications attached hereto as Exhibit G (such specifications may change as long as such janitorial and window washing services are consistent with the Comparable Buildings). Tenant shall pay Tenant’s Share of the cost of janitorial service provided to the Building (including the Premises) as Additional Rent (and not as an Operating Expense) on a monthly basis within 30 days after Landlord’s delivery of invoice.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, including on the Holidays.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1. 7 Landlord shall provide reasonable access-control services for the Building and in the Building parking facility in a manner materially consistent with the services provided by Landlord as of the date of this Lease. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person. Subject to applicable laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the common areas of the Building, other than common areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the freight elevator, loading dock, mailroom and other limited-access areas of the Building during the normal operating hours of such portions of the Building. Notwithstanding the foregoing, the freight elevators and loading docks are available after Building Hours, subject to use of the same by Landlord and other tenants of the Building, if Tenant pays for any additional required security personnel. Tenant may, at its own expense, install its own card key or “key fob” security system (“Tenant’s Security System”) in the Premises (inclusive of exterior doors) and the elevators serving the Premises and to connect such system to Landlord’s security system for the Building, pursuant to the terms of Article 8, below, as well as an iPAD access control system in the lobby desk located in the Townsend Street Building lobby; provided, however, that Tenant

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shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with Landlord’s security system and the Building systems and equipment and to the extent that Tenant’s Security System is not compatible with Landlord’s security system and the Building systems and equipment, Tenant shall not be entitled to install or operate it. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System. As part of the Tenant Improvements (or at Tenant’s option as subsequent Alterations), Tenant may install as part of Tenant’s Security System turnstiles (or replace the existing turnstiles, if any) in the Bluxome Street lobby entrance to the Building and/or in the 650 Townsend lobby (provided. however, that if Tenant installs turnstiles in the 650 Townsend lobby prior to the Must-Take Space Delivery Date, Tenant must provide necessary fixturing to accommodate the needs of Landlord and other Building occupants who use the 650 Townsend lobby for the purposes of gaining access to their premises, by providing Landlord and such occupants and their employees with sufficient card-keys or fobs as may be necessary to allow such employees to use such turnstiles for access on an unimpeded basis. Tenant shall operate any such Tenant’s Security System turnstiles in a reasonable manner consistent with the operations of similar turnstile access systems in Comparable Buildings and shall reasonably cooperate with Landlord to promptly resolve any Building access issues arising from the installation and/or operation of such Tenant’s Security System turnstiles.

6.1.8 Subject to Landlord’s rules, regulations, and restrictions and the terms of this Lease, Landlord shall permit Tenant to utilize Tenant’s Share of the existing Building risers, raceways, shafts and conduit available for the use by tenants in the Building (i.e., excluding Building risers, raceways, shafts and conduit dedicated to Landlord’s use). Tenant may only use vendors reasonably approved by Landlord to provide services to Tenant through the use of the Building risers, raceways, shafts and conduit.

Tenant shall reasonably cooperate with Landlord at all times and abide by all reasonable non-discriminatory regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may adversely affect the temperature otherwise maintained by the air conditioning system in any material way or materially increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or electricity in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days following billing, the actual cost of such excess consumption (in the case of water consumption), and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and additionally, if, in connection with such excess consumption, Landlord determines that additional equipment is necessary to supply such excess consumption, Landlord shall notify Tenant and the parties shall mutually confer, in ·good faith, in an effort to determine the most cost-effective method of serving Tenant’s utility needs. If it is determined following such joint consultation that additional equipment is necessary, Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.31, below,

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Tenant shall not install or use or permit the installation or use of any “high consumption” computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord; provided, however, (i) the foregoing restriction shall not apply to general office use of printers and personal computers on the desktops of Tenant’s employees, and (ii) to the extent the “Approved Working Drawings,” as that term is set forth in Section 3.4 of the Tenant Work Letter, creates separately ventilated “computer” and/or “data center” rooms, the foregoing restriction shall not apply within such designated areas. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone (there are two (2) zones per floor in the East Tower) to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time reasonably establish generally for the tenants of the Building; provided that the current after-hours HVAC charge is $85.00 per hour, with a four (4) hour minimum (provided that during Monday through Friday, if Tenant commences such after-hours HVAC use at 6:00 P.M., then the minimum shall only be two (2) hours). Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord, Landlord’s standard charge for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

ARTICLE 7

REPAIRS

Landlord shall at all times during the Lease Term maintain in good condition and operating order and in a manner reasonably commensurate with the maintenance standards of owners of Comparable Buildings, the structural portions of the Building, including, without limitation, the foundation, floor slabs, ceilings, roof, columns, beams, shafts, stairs, stairwells, escalators, elevators, base building restrooms and all Common Areas (collectively, the “Building Structure”), and the Base Building mechanical, electrical, life safety, plumbing and sprinkler

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systems installed or furnished by Landlord (collectively, the “Building Systems”). If such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to repair the Building Structure and/or the Building Systems except to the extent required because of Tenant’s use of the Premises for other than normal and customary business office operations. Subject to Landlord’s obligations set forth above, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, so long as the same is required of all other building occupants (including, without limitation, Zynga Inc.), Tenant shall, at Tenant’s own expense, but under the supervision and subject to the reasonable prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all reasonable overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements within thirty (30) days following Landlord’s delivery of an invoice for such cost. Subject to the provisions of Section 19.5.2 and Article 27, Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. To the extent reasonably practical, Landlord shall use commercially reasonable efforts to complete any repairs in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises. Tenant hereby waives and releases any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Building Structure or Building Systems or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following seven (7) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations (i) do not affect the Building

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Structure, Building Systems or equipment, (ii) are not visible from the exterior of the Building, (iii) do not require a building or construction permit, and (iv) cost less than $50,000.00 for a particular job of work. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises for which Landlord’s prior consent is required, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord (a current list is attached hereto as Schedule 1 to Exhibit B), the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove any “Specialty Alterations,” as that term is defined in Section 8.5, below, upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Francisco, all in conformance with Landlord’s reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall mean the Building Structure, the Building Systems, including the Building Systems on the floor or floors on which the Premises are located as well as the Common Areas. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. Tenant shall pay to Landlord to compensate Landlord for Landlord’s review and involvement with such work, as follows: to the extent that the “hard” costs of such Alterations are up to, but not in excess of, $100,000, three percent (3%) such “hard” cost, plus two percent (2%) of such “hard” cost to the extent that such “hard” cost exceeds $100,000, up to $500,000, plus one percent (1%) of such “hard” costs to the extent in excess of $500,000; the foregoing fee will not apply to Tenant Improvements. In addition, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket third party costs and expenses actually incurred in connection with Landlord’s review of such work.

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8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord, commensurate with the practice of owners of Comparable Buildings, may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability insurance in an amount reasonably required by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease as applicable. Landlord may, in its discretion, require Tenant to obtain a performance and payment bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of any such Alterations performed following the completion of the Tenant Improvements and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be permanently installed in or about the Premises, from time to time following the construction of the Tenant Improvements, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to the installation of such Alteration, improvement, fixture, equipment and/or appurtenance, as reasonably determined by Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Specialty Alterations (but not any Alterations that do not constitute Specialty Alterations (i.e., Landlord shall not have the right to require the removal of any Alterations other than Specialty Alterations)) and to repair any damage to the Premises and Building caused by such removal, as described above, to Landlord’s reasonable satisfaction; provided; however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Alteration or improvement, Landlord shall notify Tenant whether the applicable Alteration or improvement constitutes a Specialty Alteration that will be required to be removed pursuant to the terms of this Section 8.5. If Tenant fails to complete any required removal and/or to repair any damage caused by the required removal of any Specialty Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to the condition existing prior to the installation of such Alteration, improvement, fixture, equipment and/or appurtenance as reasonably determined by Landlord, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. As used herein, “Specialty Alterations” shall mean any Alteration that is not a normal and customary

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general office improvement in a multi-tenant office building, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms or conference rooms in atypical quantities or sizes, or kitchens), or (vi) affect the exterior appearance of the Building.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent arising from the sole negligence or willful misconduct of or breach of this Lease by Landlord or any Landlord Parties (defined below) but subject to Section 10.5 below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, Landlord’s managing agent and their respective partners, subpartners, members, directors, trustees officers, agents, servants, employees, independent contractors of

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Landlord and any mortgagee of Landlord (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. To the fullest extent allowed by law, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from (a) any cause in, on or about the Premises (including, but not limited to, a slip and fall occurring following Landlord’s delivery of the Premises to Tenant and thereafter during Tenant’s occupancy of the Premises), or (b) the negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees of Tenant who are at the Project at Tenant’s request, as well as guests or licensees of Tenant or any such person, occurring in, on or about the Project but outside of the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Subject to Section 10.5 below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys’ fees) arising from the gross negligence or willful misconduct of, Landlord or any Landlord party in, on or about the Project, except to the extent caused by the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, commensurate with the levels and types of insurance maintained by owners of Comparable Buildings. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the

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Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance). Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability (“CGL”) Insurance on an occurrence form covering the insured against claims of bodily injury, personal/advertising injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liability of insured contracts, and including products and completed operations coverage, for limits of liability on a per location basis of not less than (limits may be any combination of primary and excess policies):

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Products & Completed Operations	$5,000,000 annual aggregate

Notwithstanding the foregoing, the above limits may be satisfied by a CGL policy in the amount of $1,000,000 each occurrence and $1,000,000 annual aggregate for each instance of bodily injury, property damage liability or personal injury liability, and an umbrella policy of not less than $4,000,000 (i.e., providing total coverage of $5,000,000 each occurrence and $5,000,000 annual aggregate for each instance of bodily injury, property damage liability or personal injury liability) so long as all other requirements under this Article 10 are met.

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis (excluding earthquake and flood), for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril in accordance with industry standard coverage, and providing business interruption coverage for a period of one year.

10.3.3 Statutory Worker’s Compensation and Employer’s Liability limits of One Million Dollars ($1,000,000) each accident for bodily injury by accident and One Million Dollars ($1,000,000) each employee and policy limit for bodily injury by disease.

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10.3.4 Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of One Million Dollars ($1,000,000.00) each accident. Such insurance shall insure Tenant and its agents against any and all claims for bodily injury, including death resulting there from, and damage to the property of others caused by accident and arising from Tenant’s operations at the Project whether such operations are performed by Tenant, Tenant’s agents, or by any one directly or indirectly employed by any of them. Tenant’s policy shall be primary and non-contributory to any other insurance available to Landlord and it shall be endorsed to add Landlord as an additional insured.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured on Tenant’s CGL Policy and Auto Liability and as a loss payee on Property policy as their interest may appear, including Landlord’s managing agent, if any; (ii) cover the liability assumed by Tenant under this Lease (subject to industry standard policy limitations and exclusions); (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) be in form and content reasonably acceptable to Landlord and, (I) if commercially available, provide that said insurance shall not be canceled or coverage changed unless the insurer will endeavor to give written notice to Tenant of any cancellation in coverage thirty (30) days’ prior (ten (10) days in the event of non-payment) and (II) if not commercially available, Tenant shall notify Landlord of any cancellation or change in coverage of said insurance within ten (10) business days of any such cancellation or change. Tenant shall promptly notify Landlord upon receipt of such notice. Tenant shall deliver certificates of said policies on an Acord 25 for liability and Acord 28 for property to Landlord on or before the Lease Commencement Date and within seven (7) days following the renewal dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such certificate(s), Landlord may, at its option with notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or is actually covered by insurance maintained by a party hereto. Accordingly, notwithstanding any other provision of this Lease to the contrary, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

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10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that (a) in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants by landlords of Comparable Buildings and (b) Landlord shall not have the right to require that Tenant adjust its insurance coverage more than once in any twenty four (24) month period, and not during the initial twenty four (24) months of the Lease Term.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises or any Building Systems necessary for the use and occupancy of the Premises shall be damaged by fire or other casualty, Landlord will, as soon as reasonably possible following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as a first-class office building; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Landlord’s Completion Notice” ) shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord delivered on or before the date that is sixty (60) days after the date of the damage, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under clauses (ii) and (iii) of Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements and shall return such Tenant Improvements and Original Improvements to their original condition (any such work will be competitively bid by Landlord to ensure that Landlord receives commercially reasonable pricing for the performance of such work so that the cost of such work does not unnecessarily exceed the proceeds of Tenant’s insurance); provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the portion of the cost of such repairs which is not so covered by Tenant’s insurance proceeds shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and

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Original Improvements to their original condition, or an alternate condition described by Tenant (but subject to Landlord’s prior written approval in accordance with Article 8, above). Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord1s review and approval (in accordance with the approval process set forth in Article 8), all plans, specifications and working drawings relating thereto (it being acknowledged that the cost to prepare such plans may be paid for out of the applicable insurance proceeds received by Tenant), and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises, Common Areas or Building Systems necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, provided that Landlord terminates the leases of all tenants of the Building whose premises are similarly damaged by the casualty (to the extent Landlord retains such right pursuant to the terms of the applicable tenants’ leases), and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, as set forth in Landlord’s Completion Notice, the repairs cannot reasonably be completed so as to render the Premises suitable for occupancy within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least Two Million Dollars ($2,000,000.00) of the cost of repair of the damage is not fully covered by Landlord’s insurance policies; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant’s occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord’s contractor, as set forth in Landlord’s Completion Notice, be completed within one hundred eighty (180) days after the date of discovery of the damage, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of ninety (90) days to repair, Tenant may elect, no earlier than sixty (60) days after the date

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of the damage and not later than forty-five (45) days following the date of delivery or Landlord’s Completion Notice, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if such restoration is not substantially complete on or before the later of (i) the date that occurs twelve (12) months after the date of discovery of the damage, and (ii) the date that occurs ninety (90) days after the expiration of the estimated period of time to substantially complete such restoration, as set forth in Landlord’s Completion Notice (the “Outside Restoration Date”), then Tenant shall have the additional right during the first five (5) business days of each calendar month following the Outside Restoration Date until such repairs are complete, to terminate this Lease by delivery of written notice to Landlord (the “Damage Termination Notice”), which termination shall be effective on a date specified by Tenant in such Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days, nor greater than thirty (30) days, following the date such Damage Termination Notice was delivered to Landlord.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

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ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, however, that Landlord shall only have the right to terminate this Lease as provided above if Landlord terminates the leases of all other tenants· in the Building similarly affected by the taking and provided further that to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord may not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises and otherwise in accordance with Section 19.5.2. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as otherwise specifically provided or permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or

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concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer (which documentation must by fully executed by the parties thereto), including all operative documents executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, which information is requested within ten (10) business days following Tenant’s submission to Landlord of the items described in clauses (i), (ii), (iii), (iv) of this Section 14.1, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E; provided, however, if such estoppel certificate contains statements to the effect that Tenant claims any default, breach, or failure to perform on the part of Landlord under this Lease, such fact shall not serve to negate the effectiveness of the Transfer Notice. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease if not rescinded or terminated within ten (10) business days following notice from Landlord. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord. If Tenant executes Landlord’s standard form of consent without any changes to this Lease or material changes to the consent, such fees shall not exceed $2,500.00 in the aggregate. However, if Tenant or the transferee request, material changes to Landlord’s standard form of consent or if there are material negotiations related thereto or if this Lease needs to be amended as a result thereof, and if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees and costs attributable to time expended by in house counsel, accountants or other personnel of Landlord) exceed $2,500.00, Tenant shall reimburse Landlord for such reasonable costs and expenses incurred in connection with its review of the requested Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and shall grant or withhold such consent within twenty (20) days following the date upon which Landlord receives a “complete” Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the

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withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE – – FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such five (5) business day period, Landlord shall be deemed to have approved the assignment or sublease in question. If Landlord at any time timely delivers notice to Tenant or Landlord’s withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project (and in the case of either clause (i) or (ii), Landlord has (or reasonably anticipates it will have) available space in the Building suitable to meet such proposed Transferee’s occupancy needs); or

14.2.7 The proposed Transfer is a sublease of less than a full floor of the Premises.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent (or deemed consent), but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord

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would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements (including demising costs) to the Premises in connection with the Transfer (or any improvement allowance provided to the Transferee by Tenant as well as the market value of furniture transferred to the transferee), (ii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), and (iii) any brokerage commissions in connection with the Transfer and (iv) legal fees reasonably incurred in connection with the Transfer (collectively, “Tenant’s Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4 Landlord’s Options as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer (a) which is an assignment of Tenant’s interest in this Lease, or (b) a sublease consisting of one (I) full floor of the Premises for a term which is essentially the remainder of the Lease Term (and in each case other than in connection with a Permitted Transfer) (for purposes hereof, a sublease shall be deemed to be for essentially the remainder of the Lease Term if, assuming all sublease renewal or extension rights are exercised, such sublease shall expire during the final six (6) months of the Lease Term), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the

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Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Tenant may elect to deliver an Intention to Transfer Notice which, in addition to containing the information required pursuant to this Section 14.4, contains the information required for a Transfer Notice pursuant to Section 14.1, above, in which event such notice shall be both a Transfer Notice and an Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date (provided that if Tenant is required by Landlord to remove any Specialty Alterations in connection with the termination (whole or partial) of this Lease in such instance, the date of such recapture will be delayed as reasonably necessary in order to afford Tenant a reasonably sufficient time in which to perform such removal work). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, the then-current L-C Amount (defined in Section 21.1 below) shall be similarly reduced and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer for the purpose of determining whether Landlord is entitled to a Transfer Premium, and, for such purpose, shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

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14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, or transfer of fifty percent (50%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or membership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger; consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period which results in a transfer of Control (defined in Section 14.8 below) of Tenant to an individual or entity, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of the assignment or subletting), (B) an assignment of Tenant’s interest in this Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of the Lease to an entity which is the resulting or surviving entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer under this Article 14 or triggering Landlord’s rights under Section 14.3 or 14.4 (any such assignment or Sublease described in items (A) through (C) of this Section 14.8 hereinafter referred to as a “Permitted Transfer,” and any such assignee or sublessee of a Permitted Transfer hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord of any such assignment or sublease and

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promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) no assignment relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant’s entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several, and (iv) in the case of a transaction described in clauses (B) or (C) above, such Permitted Transferee shall have a tangible net worth (not including goodwill or other intangibles as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, and (v) as of such date of such Transfer, the Permitted Transferee has achieved positive earnings before interest, taxes, depreciation and amortization (“EBITDA”), as determined in accordance with generally accepted accounting practices, for the immediately preceding calendar quarter. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee”. “Control”, as used in this Section 14.8, shall mean the ownership, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise, or at least fifty-one percent (51%) of the voting interest in, any person or entity. Additionally, Landlord expressly acknowledges that Tenant may, from time to time, allow employees of one or more affiliates of Tenant to occupy desk space in, or have mailing privileges in, the Premises and the same will not constitute a Transfer. For avoidance of doubt, any public or private offering of debt or equity with respect to Tenant shall not be deemed a Transfer hereunder.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, permitted Alterations (other than Specialty Alterations which Landlord has required the removal of) and repairs which are specifically made the responsibility of Landlord

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hereunder (including casualty and condemnation) excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to (i) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, for the first (1st) two (2) months of such holdover, and (ii) two hundred percent (200%) thereafter, plus one hundred percent of all Additional Rent. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge (if acknowledgment is expressly requested) or provide good faith corrective comments and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee; provided, however, that (a) if such estoppel certificate is not factually correct, then Tenant may make such changes as are necessary to make such estoppel certificate factually correct and shall thereafter return such signed estoppel certificate to Landlord within said ten (10) business day period and (b) in no event shall such request by Landlord obligate Tenant to deliver any

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information related to Tenant’s financial statements or condition. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and acknowledge (if requested) or provide Landlord with good faith corrective comments and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. At any time during the Lease Term, but only in connection with a proposed sale or refinancing of the Project, or if Tenant is in Default under this Lease or has requested Landlord’s consent to an Alteration or a Transfer, Landlord may require Tenant to make available to Landlord for review, either at Tenant’s current headquarters building at 888 Brannan Street in San Francisco or, at Tenant’s option, at the Premises, with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. However, as a condition to Tenant’s obligation to deliver such financial statements to Landlord, Landlord will execute (and will cause any entity or individual with whom Landlord intends to share such financial statements to execute) a commercially reasonable nondisclosure agreement. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant or is otherwise an “affiliate” of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in a commercially reasonable form, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing (a “SNDAA”) executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or

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lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (each, a “Default”):

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, which failure is not cured within three (3) business days after written notice from Landlord that said amount was not paid when due, provided that if Tenant has previously received two (2) or more notices from Landlord during the immediately preceding eighteen (18) month period stating that Tenant failed to pay any amount required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver any notice to Tenant and a Default shall immediately occur upon any failure by Tenant to pay any rent or any other charge required to be paid under the Lease when due; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of the Premises by Tenant pursuant to Section 1951.3 of the California Civil Code; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord; or

19.1.5 Tenant’s failure to maintain or provide Landlord with evidence of insurance as require under Article 10.

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The notice periods provided herein are in lieu of, and not in addition to, any notice. periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1 The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

19.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant (“Costs of Reletting”); notwithstanding the above, if Landlord relets the Premises for a term (the “Relet Term”) that extends past the originally scheduled Lease Expiration Date, the Costs of Reletting which may be included in Landlord’s damages shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the originally scheduled Lease Term remaining on the date Landlord terminates this Lease or Tenant’s right to possession bears to the length of the Relet Term. For example, if there are two (2) years left on the Lease Term at the time that Landlord terminates possession and, prior to the expiration of the two (2) year period, Landlord enters into a lease with a new tenant with a Relet Term of ten (10) years, then only twenty percent (20%) of the Costs of Reletting shall be included when determining Landlord’s damages; and

19.2.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord

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or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty

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(30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use (except for the maintenance of a skeleton crew within the Premises for such purposes as securing Tenant’s records and files, forwarding telephone communications, correspondence and deliveries, and otherwise enabling those aspects of Tenant’s business operations previously conducted within the Premises to be carried on from an alternative location), the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”) and in the case of an Abatement Event described in clause (ii) above, to the extent Landlord maintains such insurance, Landlord receives proceeds from its rental interruption insurance which covers such Abatement Event, then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use (except for the maintenance of a skeleton crew as provided above) for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period (except for the maintenance of a skeleton crew as provided above), the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2 or in Articles 11 or 13, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

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ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, within five (5) business days after Tenant’s execution of this Lease, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), in the form attached hereto as Exhibit F, payable in the City of San Francisco, California, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a rating from Moody’s Professional Rating Service of A-3 or better (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly herein below. As of the date of this Lease, Landlord hereby approves Bank of America as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L/C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.

21.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

21.2.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of

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the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.2.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4 Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is ninety (90) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

21.2.5 Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

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21.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date and Tenant has not provided a replacement L-C that satisfies the requirements of this Article 21 on or before the date that is thirty (30) days prior to the expiration thereof, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1 below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, or if any of the foregoing events identified in Sections 21.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

21.4 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code

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Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950. 7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights. duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.5 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3(D) or (E) above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Law, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Bank Placed Into Receivership.

21.6.1 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 or (ii), in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing ten (10) day period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within sixty (60) days after the LC Replacement Notice, replace the L-C with a substitute L-C from a

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different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon. If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (a) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day and sixty (60) day periods, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.6.2 Interim Cash Deposit. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default. If, during any such Deposit Period, Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall immediately pay to Landlord on demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease. In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord. Tenant hereby waives the provisions of Section 1950. 7 of the California Civil Code, or any successor statute.

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ARTICLE 22

ROOFTOP RIGHTS

Subject to (A) reasonable construction rules and regulations promulgated by Landlord, (B) the Building standards therefor, and (C) the terms and conditions set forth in this Lease (including, without limitation, Article 8 and this Article 22), Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense, one (1) or more satellite dish(es), television or communications antenna or facility, related receiving equipment, related cable connections and any and all other related or similar equipment (the “Rooftop Equipment”). The Rooftop Equipment shall be located in the area shown on Exhibit I (the “Rooftop Arca”). Tenant hereby acknowledges that the Rooftop Area does not have electrical service and that Tenant shall be required to provide electrical service to the Rooftop Area from the Premises. Tenant shall pay to Landlord rent (as Additional Rent) for such Rooftop Area in an amount equal to the total amount Landlord would had received if Landlord had rented, at Landlord’s standard rate, the number of parking spaces taken by the Rooftop Area; provided, however, that if Tenant’s Rooftop Equipment is located in a portion of the Building rooftop dedicated to similar uses (as opposed to the parking area), such that no parking spaces are used to create the Rooftop Area, then Tenant shall not be required to pay rent for the area of the roof used by such Rooftop Equipment. Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including but not limited to costs of electricity and insurance related to the Rooftop Equipment, and Tenant shall ensure that such Rooftop Equipment shall not interfere with the operation of (or preclude the installation of) other equipment on the roof of the Building. In addition, Tenant shall (a) directly pay (or reimburse Landlord) for any commercially reasonable fee charged by Landlord’s riser management and/or roof management company, and (b) reimburse Landlord for any actual and reasonable out-of-pocket costs incurred by Landlord in connection with the installation, use or removal of the Rooftop Equipment. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, the location of the Rooftop Area shall be reasonably designated by Landlord, and Landlord may require Tenant to install screening around such Rooftop Area, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord no less than thirty (30) days’ prior notice thereof. Tenant shall reimburse Landlord for the actual costs reasonably incurred by Landlord in approving such Rooftop Equipment. Tenant’s rights under this Article 22 shall terminate and shall be of no further force or effect upon the expiration or earlier termination of this Lease. Prior to the expiration or earlier termination of this Lease, Tenant shall remove and restore the affected portion of the rooftop, the Building and the Premises to the condition the rooftop, the Building and the Premises

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would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from casualty that is Landlord’s obligation to repair pursuant to Article 11 excepted). Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to the Rooftop Area or any other portion of the roof or roof membrane and any penetrations to the roof. Landlord and Tenant hereby acknowledge and agree that, except to the extent caused by Landlord’s negligence or willful misconduct, Landlord shall have no liability in connection with Tenant’s use, maintenance and/or repair of such Rooftop Equipment. The Rooftop Area and Rooftop Equipment shall, in all instances, comply with all Applicable Laws. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of the Rooftop Area and/or such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize any portion of the rooftop of the Building, and (ii) to re-sell, license or lease any rooftop space to an unaffiliated third party.

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise one or more entire floors of the Building, at its sole cost and expense, may install identification signage anywhere in any full floor portion of the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord and which Tenant does not remove within two (2) business days following notice from Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly set forth in Section 23.5, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Building Directory. Tenant shall have the right, at no charge to Tenant, to one Building standard directory listing on Landlord’s directory board located in the 650 Townsend

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Street lobby of the Building for so long as such directory board exists. Landlord shall have the right, in Landlord’s sole and absolute discretion, to remove such directory board and replace the same with an electronic or similar directory or utilize Landlord’s access control or concierge personnel to provide directory services to visitors and guests of the Building.

23.5 Tenant Signage. Provided that the Original Tenant or its Permitted Transferee Assignee then leases at least 170,284 rentable square feet and occupies at least 100,000 rentable square feet in the Building, Tenant shall have the right, at Tenant’s sole cost and expense, to install (i) identification signage (the “Lobby Sign”) on one wall in the 650 Townsend Street lobby of the Building, in the general location shown on Exhibit J attached hereto (ii) Project entrance signage at the 650 Townsend Street entrance to the Project (the “Project Sign”), in the general location shown on Exhibit J attached hereto, (iii) exterior Building signage at the 650 Townsend Street entrance to the Building (the “Townsend Sign”), in the general location shown on Exhibit J attached hereto, and (iv) an exterior Building sign at the Bluxome Street entrance to the Building, in the general location shown on Exhibit J attached hereto (the “Bluxomc Sign” and together with the Lobby Sign, the Project Sign and Bluxome Sign, “Tenant Signage”). From and after the Must-Take Delivery Date, Tenant’s rights to the Project Sign, the Townsend Sign and the Bluxome Sign shall be exclusive for such general area. If and to the extent Landlord, in Landlord’s sole and absolute discretion, elects to remove any of Landlord’s (or Zynga’s) exterior signage currently existing on the West Tower and does not intend to replace such removed signage with new signage identifying Landlord or Zynga, and if Tenant then leases at least 287,016 rentable square feet in the East Tower, and occupies at least 100,000 rentable square feet, in the East Tower, and leases and occupies at least two (2) full floors in the West Tower, then, before Landlord provides any such signage to any third party, Landlord shall notify Tenant (a “West Tower Signage Notice”) that such West Tower signage is available. If Tenant wishes to use the West Tower signage described in a West Tower Signage Notice, then within thirty (30) days of delivery of such West Tower Signage Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to use the West Tower signage described in such West Tower Signage Notice. If Tenant fails to timely exercises its West Tower signage right set forth herein, or if Tenant fails to actually install such signage in the location(s) described in such West Tower Signage Notice within one (I) year following the date Landlord (or Zynga) removes its signage, then Landlord, in its sole and absolute discretion, shall have the right to terminate Tenant’s West Tower signage right set forth herein and to lease or provide the West Tower signage described in the West Tower Signage Notice to anyone whom Landlord desires on any terms which Landlord desires (and either as a separate signage lease or as part of a third-party office lease). Landlord shall not be obligated to deliver a West Tower Signage Notice to Tenant, and Tenant shall have no right to lease any West Tower signage if and when any such signage becomes available to lease to third parties, if Tenant is in Default under this Lease or has been in Default under this Lease at any time during the preceding twelve (12) month period. If Tenant elects to install any West Tower signage, then from and after the date Tenant installs such signage, the West Tower signage installed by Tenant shall be deemed to be included in Tenant Signage.

23.5.1 Tenant’s Signage Specifications and Permits. Tenant Signage shall set forth Tenant’s name or logo as determined by Tenant; provided, however, in no event shall the Tenant Signage include an “Objectionable Name or Logo,” as that term is defined in Section 23.5.2 below. The exact location, size, graphics, materials, color, design, lettering, lighting, illumination and specifications of the Tenant Signage (collectively, the “Sign Specifications”) shall be subject

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to the prior written reasonable approval of Landlord, and shall be consistent and compatible with the quality and nature of the Project and the any similar signage of other tenants of the Building. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws; provided, however, that Landlord shall reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, in executing permit applications and performing other ministerial acts supporting Tenant’s pursuit of any permits or other approvals required by Applicable Laws. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

23.5.2 Objectionable Name or Logo. In no event shall Tenant’s Signage (nor any signage provided to or by Tenant pursuant to Sections 23.1, 23.2 or 23.4 above) include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an “Objectionable Name or Logo”). The parties hereby agree that the name “Airbnb, Inc.” or any reasonable derivation thereof, as well as Tenant’s current corporate logo shall not be deemed an Objectionable Name or Logo.

23.5.3 Termination of Right to Tenant’s Signage. The rights contained in this Section 23.5 may only be exercised by Original Tenant or a Permitted Transferee Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant’s interest in this Lease); provided, however, if Original Tenant or a Permitted Transferee Assignee assigns its entire interest in this Lease to a third party that is approved by Landlord pursuant to the terms of Article 14 of this Lease, or if Original Tenant or a Permitted Transferee Assignee subleases at least 170,284 rentable square feet of the Premises pursuant to a sublease approved to by Landlord pursuant to the terms of Article 14 of this Lease, then upon Tenant’s request, Landlord shall in its reasonable good faith discretion, approve or disapprove the transfer of all or a portion of Tenant Signage to such assignee or sublessee.

23.5.4 Cost and Maintenance of Tenant’s Signage. The costs of the actual sign comprising the Tenant Signage and the installation, design, construction, and any and all other costs associated with the Tenant Signage, including, without limitation, utility charges and hookup fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense. Should the Tenant Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed at Tenant’s sole cost and expense, and Tenant shall pay Landlord upon demand the cost of the same as Additional Rent. Upon the expiration or earlier termination of this Lease (or within five (5) business days following Tenant’s receipt of written notice from Landlord that Tenant’s rights to such Tenant Signage have terminated as a result of Tenant’s failure to satisfy the occupancy requirement, as set forth in Section 23.5.3 above), Tenant shall, at Tenant’s sole cost and expense, cause the Tenant Signage to be removed and shall cause the area in which such Tenant Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant Signage. If Tenant fails to timely remove such Tenant Signage or to

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restore the areas in which such Tenant Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all reasonable and actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable documented evidence of such costs. The terms of this Section 23.5.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 In General. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including any such governmental regulations related to disabled access (collectively, “Applicable Laws”).At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements, or triggered by Tenant’s use of the Premises for non-general office use. Tenant shall not, however, be responsible for the cost of complying with Applicable Laws to the extent that any such compliance is required as a result of the Base Building (including any “warm shell” or the Core and Shell Work constructed by Landlord) failing to comply with Applicable Laws in effect as of the date of delivery of the Premises to Tenant. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24 with which Tenant is responsible for compliance. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Tenant will not have the right to require that Landlord perform any specific work of compliance unless Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a construction permit or certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s

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use of or access to the Premises, or is otherwise required by order of governmental authority. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 of this Lease, above. Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any Alterations or improvements to the Premises that might impact accessibility to the Premises or Building under any disability access laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations or improvements to the Premises that might impact accessibility to the Premises or Building under any disability access laws. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, that Tenant shall be entitled to notice of non-payment and a five (5) day cure period prior to the imposition of such late charge on the first (1st) occasion in any twelve month period in which any installment of rent or any other sum due from Tenant hereunder is not timely paid. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per

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annum (the “Default Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect any past-due Rent, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable (i.e., at least one (1) business day’s) notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) make reasonably necessary alterations, improvements or repairs to the Premises or the Building Systems. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform within applicable notice and cure periods. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with such entries into the Premises. Tenant shall additionally have the right to require that Landlord be accompanied by a representative of Tenant during any such entry so long as Tenant makes a representative available at commercially reasonable times.

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Landlord shall use good faith efforts to ensure that the performance of any such work of repairs or alterations shall not materially interfere with Tenant’s use of the Premises (or any portion thereof) for Tenant’s business purposes. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, including, without limitation, Section 19.5.2 of this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Subject to availability, at Tenant’s option, Tenant may rent, on a month-to-month basis, non-transferable (except as set forth below) parking passes for unreserved parking spaces in the Project parking facility; provided, however, from and after the date that Landlord delivers the Must Take Space to Tenant, Tenant shall rent from Landlord all of the parking spaces (excluding any that Landlord elects to reserve for itself, up to a maximum of five(5) spaces which Landlord can reserve for itself) in the “helix” portion of the parking facility (approximately 120 space except during times of construction) (the “Required Spaces”). Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes; provided, however, (i) the current parking charge at the Project is $250.00 per unreserved parking pass per month and shall not be increased by Landlord prior to the third (3rd) anniversary of the Lease Commencement Date, and (ii) the parking charge for the Required Spaces shall be $250.00 per Required Space per month and shall not be increased by Landlord prior to the third (3rd) anniversary of the date that Landlord delivers the Must Take Space to Tenant. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant’s rights hereunder are

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subject to the terms of any Underlying Documents. Tenant’s parking privileges in the Building parking facility shall be subject to whatever parking methods are then being used in the Building parking facility (e.g., self-parking, valet parking, stack parking, etc.). Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as specifically set forth in Section 19.5.2 of this Lease), from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, which will not be withheld in connection with the transfer of a pro-rata portion (based on the number of rentable square feet transferred) in connection with a sublease or assignment carried out pursuant to the provisions of this Lease and (where required) consented to by Landlord. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this

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Lease may be so modified and agrees to execute (or make good faith comments to) whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute (or make good faith comments to) a short form of Lease and deliver the same to Landlord within thirty (30) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, if the transferee agrees in writing that it assumes the obligations of the Landlord under this Lease, Landlord shall be released from all liability under this Lease arising from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit, and Tenant shall attorn to such transferee.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

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29.13 Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the unencumbered equity interest of Landlord in the Building, including any rental, sales or insurance proceeds received by Landlord in connection with the Project, Building or Premises. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Similarly, under no circumstances shall any present or future officers, partners or employees of Tenant have any personal liability for the performance of Tenant’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; similarly, except with respect to Tenant’s violations of the provisions of this Lease regarding Hazardous Materials and Tenant’s holding over in the Premises following the expiration or sooner termination of this Lease, Tenant shall not be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including, but not limited to, loss of profits, loss of revenues (not including, however, loss of rents), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease.

29.15.1 Generally. Subject to the provisions of Section 29.15(b) below, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.15.2 Restricted Party. Provided that (i) this Lease is then in full force and effect and (ii) Tenant leases and occupies at least 170,284 rentable square feet in the Project,

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Landlord agrees that after the Effective Date, Landlord shall not, without the prior written consent of Tenant, enter into any lease, license or other agreement relating to the occupancy of any portion of the Building (each, an “Occupancy Agreement”) with any “Restricted Party” (hereinafter defined) or permit (to the extent Landlord may reasonably withhold its consent) any tenant, subtenant, licensee or other occupant of the Building under an Occupancy Agreement entered into following the Effective Date to assign its lease, license or other agreement for space in the Building or sublet any portion of its premises to a Restricted Party. For purposes hereof, the term “Restricted Party” shall mean the list (the “List”) of five (5) persons or entities identified by Tenant to Landlord in Exhibit H hereto (the “Primary Restricted Party”), together with no more than one (1) “Competitor Affiliate” (defined below) for each Primary Restricted Party identified by Tenant to Landlord within thirty (30) days after the Effective Date. “Competitor Affiliates” shall mean any person, corporation, limited liability company, association, trust or partnership which (a) controls, is controlled by or is under common control with such entity, (b) which results from a merger or consolidation with such entity or (c) which succeeds to the business and assets of such entity. Once during each calendar month of June occurring during the Lease Term, upon notice to Landlord (a “Restricted Party Replacement Notice”), Tenant shall be entitled to replace up to three (3) Primary Restricted Parties on the List with up to three (3) new Primary Restricted Parties and shall be entitled to replace up to three (3) of the Competitor Affiliates on the List with three (3) new Competitor Affiliates. In addition, the term “Primary Restricted Party” shall also include any entity which (A) acquires all or substantially all of the stock, membership interests or assets of a Primary Restricted Party, or (B) is the resulting entity of a merger or consolidation with such Restricted Party, and, in either case, which is identified by Tenant in a notice to Landlord (the “Restricted Party Acquisition Notice”), together with reasonably acceptable supporting documentation evidencing the same and the term “Competitor Affiliate” shall also include any entity which (Y) acquires all or substantially all of the stock, membership interests or assets of a Competitor Affiliate, or (Z) is the resulting entity of a merger or consolidation with such Competitor Affiliate, and, in either case, which is identified by Tenant in a notice to Landlord (the “Competitor Affiliate Acquisition Notice”), together with reasonably acceptable supporting documentation evidencing the same. Notwithstanding the foregoing, (I) in no event shall the List ever include more than five (5) persons or entities as Primary Restricted Parties or more than one (1) person or entity as the Competitor Affiliate for each Primary Restricted Party, and (II) Landlord may reject the inclusion of any Restricted Party identified by Tenant on the Restricted Party Replacement Notice, the Restricted Party Acquisition Notice or the Competitor Affiliate Acquisition Notice by providing Tenant with evidence that Landlord is then actively negotiating a lease with such proposed Restricted Party (i.e., Landlord having sent or received a draft of a letter of intent, lease proposal, or term sheet for space in the Building with such proposed Restricted Party within six (6) months prior to the date of receipt of the Restricted Party Replacement Notice, the Restricted Party Acquisition Notice or the Competitor Affiliate Acquisition Notice, as applicable). Notwithstanding anything herein to the contrary. Landlord shall not be deemed to have violated this Section 29.15.2 if (x) any tenant or occupant of the Building merges or consolidates with or into, or acquires or is acquired by, any of the Restricted Parties, or (y) the entity that is a Competitor Affiliate does not actually directly compete with Tenant. Landlord shall not enter into any lease or occupancy agreement which is a subterfuge by Landlord to avoid its obligations under this Section 29.15.2. Tenant shall have the right to seek declaratory, injunctive or other equitable relief in regards to breach of this Section 29.15.2, and to specifically enforce this Section 29.15.2, or restrain or enjoin a violation or breach of this Section 29.15.2.

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29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”). notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention. delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The provisions of this Section 29.16 shall not, however, delay (i) the trigger date for Tenant’s right to abatements in Rent as set forth in Section 19.5.2 above, or (ii) the date upon which Tenant may exercise its right to terminate this Lease following casualty described in Section 11.2 above except as expressly set forth in Section 11.2. In the event that either party is delayed from performing any obligation hereunder as a result of Force Majeure, such party shall promptly give notice to the other party of the delay in question, specifying in such notice the nature of the delay and, without any such estimate being deemed a representation or warranty, such party’s good faith estimate of the length of the delay in question.

29. 17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made or attempted to be made; provided, however, that in the case of clauses (ii) or (iii), if the effective date of any such notice would be a weekend or holiday, then such notice shall be deemed given on the next-succeeding business day. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

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Big Dog Holdings LLC c/o Zynga Inc. 699 8th Street
San Francisco, California 94103
Attention: Von Seetharaman, AIA, VP of Real Estate & Workplace Services with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Michael E. McFadden, Esq.

29. 19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In the event that the Tenant is a married individual, the terms, covenants and conditions of this Lease shall be binding upon the marital community of which the Tenant is a member.

29.20 Authority. If Tenant is a corporation, trust, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity under the laws of its state of incorporation and qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if an entity, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of formation and (ii) qualification to do business in the State of California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; JUDICIAL REFERENCE. This Lease shall be construed and enforced in accordance with the laws of the State of California. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS SECTION 29.22 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING

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OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638—645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER - EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES - SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH SECTION 29.21 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 29.22, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS, THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN A WARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH THIS LEASE. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO A WARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 29.22. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE

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BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN SIX (6) MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN NINE (9) MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS SECTION 29.22 SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. The Brokers shall be compensated by Landlord pursuant to the provisions of a separate agreement (“Commission Agreement”); upon written request by Tenant, Landlord will confirm that the Brokers have been compensated. If Landlord does not make payment to Tenant’s Broker pursuant to the terms of the Commission Agreement with Tenant’s Broker and fails to make such payment within the applicable notice and cure period set forth in such Commission Agreement, then Tenant may send a written notice to Landlord of such failure and if Landlord fails to pay Tenant’s Broker within thirty (30) days following receipt of such notice, Tenant may, at its option, upon written notice to Landlord, make the payment of the amount then due and owing to Tenant’s Broker pursuant to the terms and conditions of the Commission Agreement with Tenant’s Broker, in which event such payment amount shall be credited against the payment(s) of Rent next due and owing under this Lease, on a monthly basis, until such amount is fully exhausted; provided, however, that Landlord shall have the right, in good faith, to notify Tenant in writing within thirty (30) days following Landlord’s receipt of

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Tenant’s notice that the amounts described in Tenant’s notice have been previously paid by Landlord, and upon Landlord providing reasonable evidence thereof to Tenant, Tenant shall not be entitled to offset such amount against Rent.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use exterior pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord; provided, however, Tenant may photograph/publicize its interior design and build-out of the Premises, including without limitation the 650 Townsend lobby/atrium area.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Except in connection with a list of tenants of the Building, in no event shall Landlord have the right to use Tenant’s trademarks, service marks, trade names, copyrighted materials, logos, designs, artwork or other commercial or product designations of Tenant for any purpose without the prior written consent of Tenant, which may be withheld in Tenant’s sole and absolute discretion. Additionally, any press release or other public statement regarding the negotiation of or existence of, this Lease and/or Tenant’s pending or actual occupancy of the Project, must be mutually approved by both Landlord and Tenant prior to any distribution of same. The parties agree that the content of this Lease and any related documents are confidential information. The parties shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than a party’s financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, brokers, and current and potential partners or investors, or to the extent that disclosure is mandated by Applicable Law or the rules of any nationally recognized stock exchange on which a party’s stock may be traded or as required by the guidelines of the Securities Exchange Commission. Except a result of a breach of this Lease, disclosure of information by either party shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge or from sources other than Tenant or Landlord or their respective agents, employees, contractors, consultants or attorneys. Further notwithstanding the foregoing, it is acknowledged and agreed that each party shall be entitled at any time to make customary disclosures of the transaction contemplated hereby on investor/earnings calls or meetings or in earning releases (or in connection with the operation of the business of such party).

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29.29 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as expressly set forth in Section 19.5.2 of this Lease). Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

29.30 No Violation. Each party hereby warrants and represents that neither its execution of nor performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such party is bound, and each party shall protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from such party’s breach of this warranty and representation.

29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

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29.32 Transportation Management. Tenant shall use reasonable efforts to comply with present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. With Tenant’s prior consent, such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; and/or (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare.

29.33 Intentionally Omitted.

29.34 OFAC Compliance.

29.34.1 Representations and Warranties. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease, as amended, is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U .S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U .S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

29.34.2 Compliance with Laws. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property

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and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease, as amended, and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

29.34.3 Event of Default; lndemnity. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the term of this Lease, shall be an event of default under this Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an event of default under this Lease. Tenant shall indemnify and hold Landlord harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliate that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant under this Section 29.34.

29.34.4 Documentation. Tenant shall provide documentary and other reasonable evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal request.

29.35 Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord’s sole and absolute discretion), Tenant shall within five (5) business days following its receipt of written request from Landlord, provide Landlord with a copy of each requested invoice from the applicable utility provider. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.35 shall survive the expiration or earlier termination of this Lease.

29.36 Reasonableness and Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or

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Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

[Remainder of page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

BIG DOG HOLDINGS LLC, a Delaware limited liability company

By:	ZYNGA INC., a Delaware corporation its sole member

	By:	/s/ M. Bromberg
	Name:	M. Bromberg
	Its:	COO

“TENANT”:

AIRBNB, INC., a Delaware corporation

By:	/s/ L. A. Tosi
	Name:	L. A. Tosi
	Its:	CFO

By:	/s/ David C. Bernstein
	Name:	David C. Bernstein
	Its:	Chief Accounting Officer

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EXHIBIT A

650 TOWNSEND STREET

OUTLINE OF PREMISES

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EXHIBIT A-1

OUTLINE OF MUST-TAKE SPACE

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EXHIBIT B

650 TOWNSEND STREET

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of Tenant Improvements (defined below) within the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will arise during the actual construction of the Tenant Improvements. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter. The construction of the Tenant Improvements shall occur in phases and all references in this Tenant Work Letter to the “Premises,” shall mean the initial Premises or Must-Take Space, as applicable to the space then under construction unless otherwise set forth herein to the contrary or if such meaning does not make sense under the circumstances.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

1.1 Delivery of Premises. Subject to the terms of the Lease and Section 1.2, below, Landlord shall deliver the Premises and Base Building to Tenant, and Tenant shall accept the Premises and Base Building from Landlord, in their presently existing, “as-is” condition, provided that the Premises shall be in a broom clean condition with all existing non-affixed furniture and other personal property removed (the “Delivery Condition”). Landlord shall deliver the initial Premises to Tenant promptly following the full execution and delivery of this Lease by Landlord and Tenant. Landlord shall deliver the Must-Take Space to Tenant on the Must-Take Delivery Date.

1.2 Warrantied Items. Notwithstanding anything set forth in Section 1.1, above, to the contrary, upon the date Landlord delivers possession of each portion of the Premises to Tenant, Landlord shall cause the (i) Building Systems which serve the applicable portion of the Premises to be in good working condition and repair upon the Delivery Date, and (ii) the Building roof and envelope (inclusive of skylights, windows and walls) to be free from leaks (collectively, the “Warrantied Items”); provided, however. Tenant hereby acknowledges that Landlord is currently in the process of refurbishing the roof of the Building, provided that the refurbished roof shall continue to have a skylight of the approximate size as the existing skylight. Notwithstanding anything in this Lease to the contrary, Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any portion of the Building Systems that Tenant (or Landlord) discovers is not in good working condition and repair at any time during the twelve (12) month period following the date on which Landlord delivers possession of the portion of the Premises (the “Landlord Warranty Period”) serviced by such Building Systems to Tenant, and shall repair any leaks in the Building roof and envelope discovered during the Landlord Warranty Period, provided that the need to repair or replace was not caused (A) by the

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misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants, assignees and/or agents (collectively, “Tenant Damage”), or (B) by any modifications, Alterations or improvements (including the Tenant Improvements) constructed by or on behalf of Tenant. To the extent repairs which Landlord is required to make pursuant to this Section 1.2 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. If it is determined that the Warrantied Item was not in good working condition and repair at any time during the Landlord Warranty Period, Landlord shall not be liable to Tenant for any damages, but, as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion (“Landlord’s Warranty Work”). In addition, if any hazardous materials are discovered in the Premises during Tenant’s construction of the Tenant Improvements which were not brought onto the Project by Tenant, its subtenants, assignees and/or agents, Landlord, at its sole cost (and not as an Operating Expense) agrees to remediate, abate or encapsulate such hazardous materials to the extent required by Applicable Law or if Landlord’s failure to remediate, abate or encapsulate such hazardous materials would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises. or would adversely affect the safety of Tenant’s employees or create a health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Subject to the terms of Section 1.3, below, any actual delay in the substantial completion of the Tenant Improvements as a consequence of the performance of Landlord’s Warranty Work and/or the discovery and/or remediation of any such hazardous materials as described above will be Landlord Delay (as defined in section 1.3 below).

1.3 Lease Commencement Date Delays. The Lease Commencement Date and/or Must Take Commencement Date, as applicable, shall be extended by one (1) day for each day Tenant’s substantial completion of the Tenant Improvements in the initial Premises or the Must Take Space, as applicable (excluding “Tenant’s Lobby Work,” as that term is defined in Section 2.4, below) is actually delayed due to a “Landlord Delay” or “Tenant Force Majeure Delay,” as those terms are defined below. As used herein. “Tenant Force Majeure Delay” shall mean acts of God, casualties, natural disasters, strikes, war, terrorist attacks, lockouts, labor disputes or civil commotion. As used herein, “Landlord Delay” shall mean an actual delay in the performance of the Tenant Improvements (excluding Tenant’s Lobby Work) resulting from the unreasonable acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any construction documents as required pursuant to this Tenant Work Letter; (ii) unreasonable and material interference by Landlord, its employees, agents or contractors with the completion of the Tenant Improvements (including the impairment of Tenant’s contractors’ or vendors’ or employees’ access to the Premises or the Must Take Space, failure to provide reasonable access to the Property’s loading docks or other facilities necessary for the construction of the Tenant Improvements and/or the movement of materials and personnel to the Premises or the Must Take Space for such purpose), whether such failure is due to the competing needs of other tenants, or Landlord, or otherwise; provided that it shall not be deemed unreasonable and material interference to the extent the allocation of such resources is equitable amongst the tenants needing to use such resources; and (iii) delays due to the acts or failures to act of Landlord, its agents or contractors with respect to payment of the Tenant Improvement Allowance. If Tenant contends that a Tenant Force Majeure Delay or a Landlord Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event which constitutes such Tenant Force Majeure Delay or Landlord Delay, as applicable; such notice may, for the purposes of this Section 1.3.,

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be via electronic mail to Landlord’s construction representative described in Section 5.2 below. If the actions or inactions or circumstances described in the Delay Notice qualify as a Tenant Force Majeure Delay or a Landlord Delay, as applicable, and are not cured by Landlord within one (1) business day after Landlord’s receipt of the Delay Notice, then a Tenant Force Majeure Delay or Landlord Delay, as applicable, shall be deemed to have occurred commencing as of the expiration of the one (1) business day period.

1.4 Tenant’s Right to Perform Landlord’s Warranty Work. If Tenant provides notice to Landlord (which notice may be delivered by electronic mail to Landlord’s construction representative described in Section 5.2 below) of an event or circumstance which requires Landlord to perform the Landlord Warranty Work, excluding repairs to the Building Structure or Building Systems serving more than just the Premises, which event or circumstance materially and adversely affects (i) Tenant’s ability to construct the Tenant Improvements, or (ii) the conduct of Tenant’s business from the Premises, and Landlord fails to commence such Landlord Warranty Work within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not earlier than thirty (30) calendar days after receipt of such notice (or such lesser period as is reasonable under the circumstances in the event of an “Emergency,” as that term is defined herein below), then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ notice to Landlord specifying that Tenant is taking such required action (provided, however, that the subsequent ten (10) business day notice shall be reduced to a period as is reasonable under the circumstances in the event of an Emergency) and if such action was required by Landlord under the terms of Section 1.2, above, and was not commenced by Landlord within such ten (10) business day (or shorter in the case of Emergency) period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable and out-of-pocket costs and expenses in performing the required Landlord Warranty Work. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified union contractor which normally and regularly performs similar work in Comparable Buildings. Following completion of any work taken by Tenant pursuant to the terms of this Section 1.4, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) calendar days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) calendar days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of Section 1.2, above, or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent. On the other hand, Tenant may proceed to claim a default by Landlord and proceed to resolution by judicial reference pursuant to the terms of Section 29.22 of the Lease. If Tenant prevails in the judicial reference, it may deduct the amount of the initial judgment (including attorney fees pursuant to Section 29.21 of the Lease) from the Rent next due and owing under this Lease. For purposes of this Section 1.4, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Tenant Improvements, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

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SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount set forth in Section 13 of the Summary (or, with respect to the Must-Take Space, an amount equal to $12,256,860.00 (i.e., an amount equal to $105.00 per rentable square foot of the Must-Take Space)) for the costs relating to the initial design, permitting, and construction of Tenant’s improvements, which are permanently affixed to the Premises (the “Tenant Improvements”). In addition, Landlord shall contribute an amount not to exceed $15,000.00 (the “Landlord’s Drawing Contribution”) toward the cost of one (1) preliminary space plan to be prepared by “Architect,” as that term is defined in Section 3.1, below (or, at Tenant’s option, by Tenant’s in-house design staff), and no portion of the Landlord’s Drawing Contribution, if any, remaining after the completion of the Tenant Improvements shall be payable to or available for use by Tenant. Tenant shall provide an electronic copy of such preliminary space plan to Landlord promptly following completion of the same. Except as otherwise expressly set forth in this Tenant Work Letter, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance, the Landlord’s Drawing Contribution, and the Lobby Improvement Allowance (defined in Section 2.4 below). In the event that the Tenant Improvement Allowance is not fully utilized by Tenant on or before the date that occurs twenty-four (24) months following the Lease Commencement Date (or Must-Take Commencement Date, as applicable), then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto; provided, however, such twenty-four (24) month period shall be extended to the extent of any Tenant Force Majeure Delay and any Landlord Delay. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Landlord’s reasonable rules, regulations, and restrictions imposed by Landlord generally on all Building occupants, including the requirement that any cabling vendor must be selected from a list provided by Landlord, and that the amount and location of any such cabling must be approved by Landlord. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, that, notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s approval of the “Final Working Drawings,” as said term is defined in Section 3.3 of this Tenant Work Letter, Landlord shall notify Tenant whether any element of the Tenant Improvements reflected in such Construction Drawings constitutes a Specialty Alteration which will be required to be removed at the end of the Lease Term or upon any earlier termination of this Lease and in connection therewith, to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installment of such Specialty Alterations; if Landlord fails to so designate any portion of the Tenant Improvements as a Specialty Alteration to be removed, Tenant will have no obligation to remove such improvements. Notwithstanding the foregoing, if, as part of the Tenant Improvements, Tenant proposes to install a “kitchenette” (defined below) which has a size of less than 800 rentable square feet, said breakroom will not be deemed a Specialty Alteration. As used in this Lease, the term “kitchenette” shall mean a small service kitchen with a sink, dishwasher and refrigerator, but not a stove, oven or other cooking appliances (excluding microwaves, toasters and other moveable countertop appliances).

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2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and Tenant’s construction manager, and payment of third party fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, which fees and costs shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $20,000.00:

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6 The cost of connection of the Premises to the Building’s energy management systems;

2.2.1.7 The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter;

2.2.1.8 Sales and use taxes and Title 24 fees; and

2.2.1.9 All other reasonable and actual out-of-pocket costs reasonably expended by Landlord, upon prior notice to Tenant, in connection with the construction of the Tenant Improvements (subject to the $20,000.00 cap described in Section 2.2.1.1 above); and

2.2.1.10 Any costs and/or expenses incurred in connection with the design, permitting and construction of the Tenant Improvements which are (i) the obligation of Tenant under this Tenant Work Letter (but not the purchase price of furniture, fixtures, equipment, cabling or any other items of personal property), or (ii) expressly designated in the Lease as costs and/or expenses which may be deducted from the Tenant Improvement Allowance.

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2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before the fifth (5th ) day of each calendar month (or such other date as Landlord may designate), during the construction of the Tenant Improvements (each, a “Submittal Date”), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, the percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; provided, however, with respect to fees and expenses of the Architect, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (i) through (iii), above, of this Tenant Work Letter, is not applicable (collectively, the “Non Contribution Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, an invoice of the cost for the applicable Non-Contribution Items and proof of payment; and (iv) all other information related to the design and construction of the Tenant Improvements as reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-a-vis Landlord. Within thirty (30) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); provided, however, if the amount requested by Tenant is already reduced by the ten percent (10%) retention, then Landlord shall pay one hundred percent (100%) of the amount requested by Tenant (subject to the terms of Section 4.2.1, below) and shall then internally allocate the ten percent (10%) retention of the amount due to the Contractor but not requested to the Final Retention, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided, however, no such retention shall be applicable to the fees of the Architect, Engineers, Tenant’s construction or project manager, or other similar consultants. In the event that Landlord identifies any material non-compliance with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or substandard work, Landlord will provide Tenant with a reasonably detailed statement identifying such material non-compliance or substandard work and Tenant shall cause such work to be corrected. If Tenant receives a check payable to anyone other than solely to Tenant for a monthly disbursement pursuant to this Section 2.2, Tenant may return such check to Landlord and, if all such invoices set forth in item (ii), above, are marked “paid,” receive a check made payable only to Tenant, if Tenant provides the releases and evidence required above, to receive a check payable solely to Tenant. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

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2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.

2.2.2.3 Alternative Lump-Sum Payment. In lieu of the procedure described in Sections 2.2.2.1 and 2.2.2.2 above, with respect to each phase of the construction of the Tenant Improvements (i.e., the initial Premises and the Must Take Space), Tenant may elect to receive the Tenant Improvement Allowance on a “lump sum” basis following Tenant’s delivery to Landlord of all of the information described in Section 4.3 below with respect to such phase of Tenant Improvements, as well as Tenant’s delivery to Landlord of the items described in clauses (i) and (iii) of Section 2.2.2.2 above, in which event Landlord will deliver the applicable Tenant Improvement Allowance to Tenant within thirty (30) days following Tenant’s request for such delivery and Tenant’s delivery to Landlord of the information and items specified above in this Section 2.2.2.3.

2.2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease. To the extent that a dispute shall arise as to whether certain amounts of the Tenant Improvement Allowance are due and/or payable to Tenant, any amounts which are not the subject of such dispute shall be disbursed by Landlord, subject to the terms of this Tenant Work Letter.

2.3 Tenant Improvement Requirements. As part of the design of the Tenant Improvements in the Premises, Tenant shall cause the systems and equipment in the Premises to be compatible with the Building Systems, and shall use Building standard window coverings. For avoidance of doubt, Landlord expressly acknowledges that the Tenant Improvements may include, at Tenant’s option (and subject to Landlord’s approval as described herein and which Landlord may designate as a Specialty Alteration) modifications to the base Building, including, for example (but not by way of limitation) the addition of windows to the Building exterior, the cutting of floor slabs in order to construct interconnecting stairways, the penetration of the roof deck to add one or more skylights, etc., provided that the cutting of floor slabs shall not change the rentable square footage of the Premises.

2.4 Tenant Lobby Work. Landlord and Tenant hereby agree that, in addition to the Tenant Improvements, Tenant may renovate the existing lobby and entrance on the North side of the Project as well as the South entrance (“Tenant’s Lobby Work”), which will include the right to modify both the interior and exterior of such lobby and entrances, as more particularly set forth

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below and Section 5.7 of the Lease. In such event, Tenant shall be entitled to a one-time lobby and entrance improvement allowance (the “Lobby Improvement Allowance”) from Landlord in the amount of $25,000,000.00 for the hard and soft costs related to the design and construction of Tenant’s Lobby Work. Tenant’s Lobby Work shall be constructed in accordance with the terms and conditions of this Tenant Work Letter as if such Tenant’s Lobby Work were the Tenant Improvements; provided, however, that the applicable allowance shall be the Lobby Improvement Allowance instead of the Tenant Improvement Allowance. Additionally, at Tenant’s option, Tenant may elect to apply up to $7,000,000.00 of the Lobby Improvement Allowance towards the cost of Tenant Improvement Allowance Items for the initial Premises; provided, however, any portion of the Lobby Improvement Allowance applied towards the cost of Tenant Improvement Allowance Items for the initial Premises shall not reduce Tenant’s obligation to spend at least the amount described in Section 4.2.1 below toward the cost of Tenant Improvements in the initial Premises. In addition to being subject to all other terms and condition of this Tenant Work Letter, Tenant’s Lobby Work shall be performed at such times, and in such manner, so as to minimize disruption to the business of Landlord and other tenants and occupants of the Building (Landlord and Tenant agree to cooperate in good faith to coordinate the timing of any demolition and construction of Tenant’s Lobby Work), and Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of Tenant’s Lobby Work, including, without limitation, any damage to the Building Structure. Tenant’s Lobby Work will not be deemed Specialty Alterations.

2.5 Failure to Disburse Tenant Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance (inclusive of the Lobby Improvement Allowance), Tenant shall be entitled to deliver notice (the “Payment Notice”) thereof to Landlord and to any mortgage or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord’s reasons that Landlord believes that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to offset the amount (together with interest at the Default Rate) so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant) from the last day of such 20 business day period until the date of offset, against Tenant’s next obligations to pay Rent. Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant’s Payment Notice, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed portion of the amount set forth in the Payment Notice. However, if Tenant is in Default under Section 19.1.1 of the Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such Default is cured. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant’s receipt of a Refusal Notice, Tenant may submit such dispute to a referee under the provisions of the California Code of Civil Procedure, Sections 638—645.1, inclusive, in accordance with Section 29.22 of the Lease. If Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant’s obligations to pay Rent.

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SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord hereby approves the followings architects as the Architect: WRNS Studio; Gensler; Brereton; IA (Interior Architects); Huntsman Architectural Group; SmithGroupJJR. Tenant shall retain the engineering consultants from the list attached hereto as Schedule 1, or an alternative Engineer suggested by Tenant and reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall be provided to Landlord in AutoCAD format, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with an AutoCAD files and one (1) hard copy signed by Tenant of its final space plan for the Premises (the “Final Space Plan”). The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is approved, or, if the Final Space Plan is not reasonably satisfactory or is incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. Landlord shall not unreasonably withhold its consent to any draft Final Space Plan, provided that Tenant shall design such improvements so as to not (i) have a material adverse effect on the Building Structure or Base Building Systems, and (ii) unreasonably interfere with the customary office operations of other occupants in the Building. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require and deliver such revised Final Space Plan to Landlord. If Landlord disapproves the Final Space Plan, Tenant may resubmit the proposed Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2, within five (5) business days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved.

EXHIBIT B -9-	650 TOWNSEND STREET [Airbnb, Inc.]

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below, and shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and submit the same to Landlord for Landlord’s approval. The final Working Drawings may be submitted in more than one delivery (i.e., architectural/structural drawings in one submission, followed by “MEP” drawings as a separate submission). Tenant shall supply Landlord with one AutoCAD file and two (2) hard copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same are approved, or, if the Final Working Drawings are not reasonably satisfactory or are incomplete in any respect, disapproved, in which event Landlord shall include in its notice of disapproval a reasonably detailed explanation as to which items are not satisfactory or complete and the reason(s) therefor. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within ten (10) Business Days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. Notwithstanding the foregoing, Tenant may, at Tenant’s sole risk, submit Final Working Drawings to applicable building departments for approval concurrently with its submission to Landlord for approval.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld and will be governed by Section 3.5 below. Landlord shall provide any approvals and take any actions required under this Tenant Work Letter within the time periods specified herein, or, if no time period is specified, then within five (5) business days. Landlord’s failure to timely respond shall be a Landlord Delay, subject to the terms and conditions of Section 1.3, above.

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3.5 Change Orders. In the event Tenant desires to materially change the Approved Working Drawings, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Working Drawings. Landlord shall, within five (5) Business Days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant pursuant to this Tenant Work Letter; provided, however, that to the extent the Tenant Improvement Allowance has not been fully disbursed, such payment shall be made out of the Tenant Improvement Allowance subject to the terms of this Tenant Work Letter.

3.6 Deemed Approval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of any Construction Drawings within the applicable time period set forth herein, Tenant shall have the right to provide Landlord with a second (2nd) written request for approval (a “Second Request”) that specifically identifies the applicable Construction Drawings and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.6 OF THE TENANT WORK LETTER. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE CONSTRUCTION DRAWINGS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) business days after Landlord’s receipt thereof, the proposed Construction Drawings shall be deemed approved by Landlord.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant subject to Landlord’s reasonable approval (such approval to be granted or withheld within seven (7) business days following Tenant’s notice to Landlord of its selection of the Contractor) provided such Contractor shall be a union contractor in compliance with the then existing master labor agreements. Landlord hereby approves the following contractors as the Contractor if Tenant selects any of them to be the Contractor: NOVO Construction; Skyline Construction; GCI; Hathaway Dinwiddie; Principal Builders.

4.1.2 Tenant’s Agents. All subcontractors, laborers and materialmen used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be subject to Landlord’s approval (which will not be unreasonably withheld, conditioned or delayed) and shall all be union labor in compliance with the then existing master labor agreements. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.

EXHIBIT B -11-	650 TOWNSEND STREET [Airbnb, Inc.]

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed; if Landlord fails to respond to such submission within five (5) business days, Landlord will be deemed to have approved the Contract. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Tenant hereby agrees that the Final Costs shall not be less than, and Tenant shall not spend less than, an amount equal to (a) $32,879,820.00 with respect to the initial Premises, and (b) $22,256,860.00 with respect to the Must-Take Space, in connection with the design and construction of the Tenant Improvements (i.e., an amount equal to the Tenant Improvements Allowance plus $15,000,000.00 with respect to the initial Premises and $10,000,000.00 with respect to the Must-Take Space). Prior to the commencement of construction of the Tenant Improvements for each portion of the Premises (i.e., the initial Premises and the Must Take Space), Landlord and Tenant will determine the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs for such portion of the Premises and the amount of the Tenant Improvement Allowance for such portion of the Premises (less any portion of the Tenant Improvement Allowance already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay the corresponding amount from the Tenant Improvement Allowance with respect to such draw request. In the event that, after the Final Costs for a portion of the Premises have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements in such portion of the Premises shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any payment of the Over-Allowance Amount be made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements in any portion of the Premises shall not commence until (a) Landlord has approved (or has been deemed to have approved) the Contract, and (b) except as set forth herein, Tenant has procured and delivered to Landlord a copy of all Permits for the applicable Tenant Improvements (provided that Landlord acknowledges that in certain circumstances, the governmental authority responsible for issuing a Permit for certain components of work does not issue such permit on a “formal” basis until substantially after such work has commenced).

EXHIBIT B -12-	650 TOWNSEND STREET [Airbnb, Inc.]

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Landlord’s reasonable rules and regulations for the construction of improvements in the Building, (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to $125,000.00, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements; the Coordination Fee will be deducted from the Tenant Improvement Allowance (but will also count against the required minimum expenditures described in Section 4.2.1 above). In the event of a conflict between the Approved Working Drawings and Landlord’s construction rules and regulations, Landlord, in its sole and absolute discretion, shall determine which shall prevail.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord and Landlord’s indemnity of Tenant, as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or act or omission of Landlord or any Landlord Parties or anyone directly or indirectly employed by any of them, or in connection with Tenant’s or Landlord’s, as the case may be, non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s or Landlord’s, as the case may be, disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials

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or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by Tenant’s Agents and Contractor shall be in amounts reasonably required for projects of comparable size and complexity by Landlord, which shall be reasonably commensurate with the levels of coverage required by owners of Comparable Buildings).

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in the amount of the value of the Tenant Improvements covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. If commercially available, all such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance (and in any event Tenant shall promptly notify Landlord of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance). In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for

EXHIBIT B -14-	650 TOWNSEND STREET [Airbnb, Inc.]

indemnification of Landlord by Tenant and Tenant by Landlord under the Lease or this Tenant Work Letter and each party’s rights with respect to the waiver of subrogation. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Tenant shall use reasonable good faith efforts to provide Landlord with reasonable prior notice of any inspection scheduled by Tenant to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Landlord to be present during such inspection; such notice may be delivered by electronic mail to Landlord’s construction representative described in Section 5.2. Landlord shall have the right, upon notice to Tenant’s representative, to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect exists with any portion of the Tenant Improvements or a material deviation from the Approved Working Drawings exists and such defect or deviation might adversely affect the Building Systems or the Building Structure, or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, and Tenant fails to commence and thereafter diligently carry out the correction of such item within five (5) business days of written notice from Landlord, then Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Upon the commencement of Tenant’s periodic meetings with Architect and Contractor, Tenant shall hold regular meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreed by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. Once construction has started, one such meeting each month shall include the review of Contractor’s current request for payment.

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4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect and/or provide Landlord with a set of “as built” drawings reflecting all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Amirali Shakoorian as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address for the purposes of this Tenant Work Letter is ***), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Von Seetharaman as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address for the purposes of this Tenant Work Letter is ***), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

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5.5 Utilities & Freight Elevators. Landlord shall provide to Tenant and Tenant’s agents, at no cost to Tenant, but subject to availability, normal Building power, water, and freight elevator service in connection with initial decorating, furnishing and moving into the Premises; provided, however, with respect to Tenant’s use of the freight elevator after Building Hours, if so requested by Tenant, Tenant shall be required to pay for the reasonable out-of-pocket costs incurred by Landlord for after-hours access control personnel.

EXHIBIT B -17-	650 TOWNSEND STREET [Airbnb, Inc.]

SCHEDULE 1 TO EXHIBIT B

LANDLORD PREFERRED CONSULTANTS AND VENDORS

***

Preferred Consultants & Vendors

Company	Trade	Contact	E-mail

***

***

EXHIBITC

650 TOWNSEND STREET

NOTICE OF LEASE TERM DATES

To:

Re:

Office Lease dated                     , 201     between BIG DOG HOLDINGS LLC, a Delaware limited liability company (“Landlord”), and [                             , a                             ] (“Tenant”) concerning Suite                      on floor(s)                     of the office building located at 650 Townsend Street, San Francisco, California 94103.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at

5.	The exact number of rentable/usable square feet within the Premises is square feet.

6.	Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is %.

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“Landlord”:

BIG DOG HOLDINGS LLC, a Delaware limited liability company

By:	ZYNGA INC., a Delaware corporation its sole member

By:
Its:

Agreed to and Accepted as
of , 201 .

“Tenant”:

a

By:

Its:

-1-	650 TOWNSEND STREET [Airbnb, Inc.]

EXHIBIT D

650 TOWNSEND STREET

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises; the foregoing will not be interpreted to prevent Tenant from keeping its office doors on full floor portions of the Premises open to the elevator lobby serving such full floor portions of the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property

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brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle. or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12. Except in the event of emergency or a service failure, on a temporary basis, Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

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14. Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals (other than dogs as approved pursuant to the Lease), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. Except as permitted in the Lease, no cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

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23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

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31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Land lord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT E

650 TOWNSEND STREET

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     , 201     by and between BIG DOG HOLDINGS LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at 650 Townsend Street, San Francisco, California 94103, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on                     .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A (other than pursuant to a modification representing the exercise of a right or option of Tenant set forth in the Lease) without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $            .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and to Tenant’s knowledge Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

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9. Except with respect to the mandatory pre-payment of first (1st) month’s Base Rent pursuant to the Lease, no rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the      day of                     , 201    .

“Tenant”:

a

By:

Its:

By:

Its:

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EXHIBIT F

650 TOWNSEND STREET

FORM OF LETTER OF CREDIT

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

ISSUING BANK
BANK OF AMERICA, N.A.
ONE FLEET WAY
PA6-580-02-30
SCRANTON, PA 18507-1999

BENEFICIARY	APPLICANT
BIG DOG HOLDINGS LLC	AIRBNB, INC
650 TOWNSEND STREET	888 BRANNAN ST
SAN FRANCISCO, CA 94103	3RD FLOOR
SAN FRANCISCO, CA 94103

AMOUNT

NOT EXCEEDING USD             ,

NOT EXCEEDING              AND 00/100’S US DOLLARS

EXPIRATION

FEBRUARY 28, 2018 AT OUR COUNTERS

GENTLEMEN:

WE HEREBY ISSUE THIS IRREVOCABLE LETTER OF CREDIT NO.              IN YOUR FAVOR, FOR THE ACCOUNT OF APPLICANT, FOR UP TO AN AGGREGATE AMOUNT OF USD                 , AVAILABLE BY YOUR DRAFT(S) DRAWN ON US AT SIGHT, ACCOMPANIED BY THE FOLLOWING:

1. BENEFICIARY’S WRITTEN, DATED STATEMENT ON BENEFICIARY LETTERHEAD SIGNED BY AN AUTHORIZED SIGNATORY READING:

A. “BENEFICIARY IS PERMITTED TO DRAW ON THIS LETTER OF CREDIT DUE TO EITHER (I) UNDER THE EXPRESS TERMS OF THE LEASE DATED                     , BY AND BETWEEN AIRBNB INC, AS TENANT, AND BIG DOG HOLDINGS LLC, AS LANDLORD, OR (II) AS A RESULT OF THE TERMINATION OF SUCH LEASE, OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

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OR

B. “THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO     . AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED (INSERT LEASE DATE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE ‘LEASE’), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

C. “THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED (INSERT LEASE DATE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE ‘LEASE’), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

D. “THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.                      AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED (INSERT LEASE DATE), AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

2. THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

PARTIAL DRAWING AND MULTIPLE PRESENTATIONS ARE PERMITTED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD(S) OF ONE YEAR EACH FROM THE CURRENT EXPIRATION DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY OVERNIGHT COURIER, AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD. HOWEVER, IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND FEBRUARY 28, 2027.

ANY SUCH NOTICE SHALL BE EFFECTIVE WHEN SENT BY US AND UPON SUCH NOTICE TO YOU, YOU MAY DRAW AT ANY TIME PRIOR TO THE THEN CURRENT EXPIRATION DATE, UP TO THE FULL AMOUNT THEN AVAILABLE HEREUNDER, AGAINST YOUR DRAFT(S) DRAWN ON US AT SIGHT AND THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENTS THERETO, ACCOMPANIED BY YOUR STATEMENT, SIGNED BY AN AUTHORIZED SIGNATORY, ON YOUR LETTERHEAD

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STATING THAT YOU ARE IN RECEIPT OF BANK OF AMERICA, N.A.’S NOTICE OF NON-EXTENSION UNDER LETTER OF CREDIT NO.                     AND THE APPLICANT’S OBLIGATION TO YOU REMAINS.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART AND MAY BE TRANSFERRED MORE THAN ONCE. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER. PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKER’S STAMP AND SIGNATURE AUTHENTICATION AND PAYMENT OF OUR TRANSFER FEE. SUCH TRANSFER FORM IS ATTACHED HERETO AS EXHIBIT A.

DRAFT(S) MUST STATE “DRAWN UNDER BANK OF AMERICA, N.A. STANDBY LETTER OF CREDIT NUMBER                          DATED                     , 2017.”

DRAFTS AND DOCUMENTS MUST BE PRESENTED IN PERSON OR BY OVERNIGHT COURIER SERVICE AT OUR OFFICE AT BANK OF AMERICA, N.A., 1 FLEET WAY, SCRANTON, PA 18507-1999, ATTN: GTO – STANDBY DEPT.

IN ADDITION, FACSIMILE DRAWINGS ARE ACCEPTABLE. DRAWINGS MUST BE SENT TO FACSIMILE NO. *** CONFIRMED BY A PHONE CALL TO US AT *** TO CONFIRM RECEIPT AT ANY TIME ON OR BEFORE THE EXPIRATION DATE AS STATED HEREIN. IF PRESENTATIONS ARE MADE BY FACSIMILE, ORIGINAL DOCUMENTS ARE NOT REQUIRED.

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON DUE PRESENTATION TO US.

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A CERTIFIED TRUE COPY HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM BENEFICIARY AND A CERTIFICATION BY BENEFICIARY, IN A FORM SATISFACTORY TO US (SIGNED BY BENEFICIARY’S AUTHORIZED SIGNATORY) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), THE INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

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IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL ***.

AUTHORIZED SIGNATURE

-3-	650 TOWNSEND STREET [Airbnb, Inc.]

EXHIBIT A TO FORM OF LETTER OF CREDIT

TRANSFER

                    , 2007

Bank of America N.A.

1 Fleet Way

Scranton, PA 18507

Mail Code PA6-580-02-30

Re:	Irrevocable Standby Letter of Credit No.

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the transferee, named below:

Name of Transferee

Address

By this transfer all our rights as the transferor, including all rights to make drawings under the Letter of Credit, go to the transferee. The transferee shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the transferee without the necessity of consent by or notice to us.

We enclose the original letter of credit and any amendments. Please indicate your acceptance of our request for the transfer by endorsing the letter of credit and sending it to the transferee with your customary notice of transfer.

The signature and title at the right, conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on its form. The authorization of the Beneficiary’s signature and title on this form also acts to certify that the authorizing financial institution (I) is regulated by a U.S. federal banking agency; (II) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a Customer Identification Program (CIP) in accordance with Section 226 of the USA PATRIOT ACT; (III) has approved the Beneficiary under its anti-money laundering compliance program; and (IV) acknowledges that Bank of America, N.A. is relying on the foregoing certifications pursuant to 21 C.F.R Section 102 121 (b)(6).”

NAME OF TRANSFEROR

NAME OF AUTHORIZED SIGNER AND TITLE

AUTHORIZED SIGNATURE

NAME OF BANK

AUTHORIZED SIGNATURE AND TITLE

PHONE NUMBER

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EXHIBIT G

JANITORIAL SPECIFICATIONS

I.	NIGHTLY SERVICES (Tenant Space)

1.	Vacuum all carpets and spot clean

2.	Dust mop all hard surface flooring withy treated dust mops. Damp mop to remove spills and water stains as required.

3.	Damp wipe kitchen surfaces.

4.	In conference rooms and sitting areas, damp wipe surfaces, organize chairs and tables, remove newspapers, cups and other material construed as “leftover”.

5.	Dust all desks, office furniture, and conference room tables with treated dust cloths. No oil or polish will be used. Papers and folders on desks not to be moved.

6.	Remove recyclable material to the holding area. Sort to be sure that papers, glass, etc. are all going into the appropriate bins.

7.	Empty all waste paper baskets and other trash containers. Wipe exterior of containers and change liners, if needed.

8.	Remove fingerprints and dirt smudges from all door frames, glass partitions, light switches, walls, elevator door jambs and elevator interiors.

9.	Remove all trash from floors to the designated trash areas.

10.	Return chairs and wastebaskets to proper positions.

11.	Clean, sanitize, and polish drinking fountains and/or water dispensers. Empty waste water as needed.

12.	Wipe clean smudged bright-work.

13.	Service all walk-over mats as required.

14.	Polish and clean all entry/exit doors.

II.	WEEKLY (Tenant Space)

1.

Dust all high reach areas including but not limited to, tops of door frames, structural and furniture ledges, air-condition diffusers and return grilles, picture frames, etc. Dust all low reach areas including, but not limited to, chair rungs, structural and furniture ledges, baseboards, windowsills, door louvers, wood paneling molding, mullions, etc.

III.	WEEKLY (Common Area)

1.	Dust all low reach and high reach areas, including, but not limited to, structural ledges, mirror topes, partition tops and edges, air-condition diffusers and return air grilles.

IV.	MONTHLY SERVICES

1.	Spot wipe all wainscoting, metal partitions, and painted walls. Partitions shall be left clean and without streaks after this work.

2.	Clean all ventilation grilles.

3.	Dust all door and door jambs.

V.	QUARTERLY SERVICES

1.	Dust all mini blinds.

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2.	Sanitize all telephone receivers.

3.	Clean and spray buff building vinyl tile kitchens.

4.	Scrub all restroom flooring.

VI.	RESTROOMS

NIGHTLY SERVICES

1.	Restock all restrooms with supplies from Owner’s stock, including paper towels, toilet tissue, seat covers and hand soap, as required.

2.	Restock all sanitary napkin and tampon dispensers from building’s stock, as required. The receptacle is to be thoroughly sanitized (money gathering to be determined).

3.	Wash and polish all mirrors, dispensers, faucets, flushometers and bright-work with non-scratch disinfectant cleaner.

4.	Wash and sanitize all toilets, toilet seats, urinals, and showers with non-scratch disinfectant cleaner.

5.	De-scale wand remove stains from toilets, urinals, and sinks.

6.	Mop all restroom floors with disinfectant solution.

7.	Remove all restroom trash. Sanitize and polish receptacle. Re-line.

8.	Clean and polish all partitions, tile walls, dispensers, doors, door handles and receptacles.

9.	Sewer drains will be flushed with clean water to prevent odor problems (enzymes to be used as needed).

VII.	STAIRWELLS AND FIRE EXITS

NIGHTLY SERVICES

1.	For inner office stairwells: vacuum and spot clean carpeted stairs or spot sweep and spot mop hard surface stairs and landings.

2.	For fire or common stairwells: spot sweep and mop.

3.	For exterior courtyards stairwell: spot sweep nightly.

MONTHLY SERVICES

1.	Dust handrails.

2.	Thoroughly sweep and mop.

3.	Remove cobwebs from high areas (6ft).

4.	Spot clean adjoining walls.

VIII.	JANITORIAL CLOSET SPECIFICATIONS

NIGHTLY SERVICES

1.	Maintain this area in a neat and orderly fashion.

2.	Discard any outdated chemicals and general trash.

3.	Sweep and/or mop flooring.

IX.	JANITORIAL SUPPLIES- Supplied by different vendor

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X.	MISCELLANEOUS

1.	Bi-weekly janitorial inspection walks.

2.	Maintain green cleaning practices consistent with City and County ordinances and LEED requirements.

i.	LEED certification support

ii.	Low environmental impact policies

iii.	Measurement and tracking

iv.	Auditing

v.	Green paper products and cleaning chemicals

vi.	High performance vacuums

vii.	Waste stream management

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EXHIBIT H

PRIMARY RESTRICTED PARTIES

***

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EXHIBIT I

ROOF DECK AREA AND ROOFTOP AREA

EXHIBIT I -1-	650 TOWNSEND STREET [Airbnb, Inc.]

EXHIBIT J

TENANT SIGNAGE

EXHIBIT J -1-	650 TOWNSEND STREET [Airbnb, Inc.]

EXHIBIT J -2-	650 TOWNSEND STREET [Airbnb, Inc.]